UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2008

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

(Exact name of Registrant as specified in charter)

Florida	000-32249	98-0222013
(State of Incorporation)	(Commission File No.)	(IRS Employer

Identification Number)

A-4F Tongxinge, Xietong Building, Gaoxin 2nd Road,
Hi-Tech Industrial Zone, Xi’an, Shaanxi province, PRC	710065
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-29-88386415

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this Current Report on Form 8-K contains some forward-looking statements. Certain of the matters discussed concerning our operations, cash flows, financial position, economic performance and financial condition, including, in particular, future sales, product demand, the market for our products in the People’s Republic of China and elsewhere, competition, exchange rate fluctuations and the effect of economic conditions include forward-looking statements.

Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are forward-looking statements. Although we believe that these statements are based upon reasonable assumptions, including projections of orders, sales, operating margins, earnings, cash flow, research and development costs, working capital, capital expenditures and other projections, they are subject to several risks and uncertainties.

Investors are cautioned that our forward-looking statements are not guarantees of future performance and the actual results or developments may differ materially from the expectations expressed in the forward-looking statements.

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainty of estimates, forecasts and projections may be better or worse than projected. Given these uncertainties, you should not place any reliance on these forward-looking statements. These forward-looking statements also represent our estimates and assumptions only as of the date that they were made. We expressly disclaim a duty to provide updates to these forward-looking statements, and the estimates and assumptions associated with them, after the date of this filing to reflect events or changes in circumstances or changes in expectations or the occurrence of anticipated events.

You are advised to consult any additional disclosures we make in our reports on Form 10-KSB, Form 10-QSB, Form 8-K, or their successors. We also note that we have provided a cautionary discussion of risks and uncertainties under the caption "Risk Factors" in this Current Report. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those discussed in this Current Report could also adversely affect us.

Information regarding market and industry statistics contained in this Current Report is included based on information available to us which we believe is accurate. We have not reviewed or included data from all sources, and cannot assure stockholders of the accuracy or completeness of the data included in this Current Report. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and the additional uncertainties accompanying any estimates of future market size, revenue and market acceptance of products and services.

Unless otherwise noted, all currency figures in this filing are in U.S. dollars. References to "yuan" or "RMB" are to the Chinese yuan (also known as the renminbi). According to Xe.com as of February 29, 2008, $1 = 7.1119 yuan.

Explanatory Note

This Current Report on Form 8-K is being filed by Entech Environmental Technologies, Inc. (the “Company”) in connection with a transaction in which the Company has acquired all of the issued and outstanding capital stock (the “Pacific Industry Shares”) of Pacific Industry Holding Group Co. Ltd., a Vanuatu corporation (“Pacific Industry”).

The Company’s acquisition of the Pacific Industry Shares occurred on February 26, 2008, through a share exchange (the “Share Exchange”) in which the Company issued an aggregate of 1,000,000 shares of its Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Stock”) to Pacific Industry’s shareholders in exchange for the Pacific Industry Shares. As a result of the Share Exchange, the former shareholders of Pacific Industry assumed control of the Company.

On February 26, 2008 the Company also consummated a private placement of the Company’s Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Stock”) to two investors (the “Private Placement”). For more information concerning the Share Exchange and Private Placement, please see Item 1.01 - “Entry into a Material Definitive Agreement” in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2008.

Giving effect to the Share Exchange, the Company’s current structure is set forth in the diagram below:

Item 1.01. Entry into a Material Definitive Agreement.

Item 1.01 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2008 (the “February 28, 2008 8-K”) is in its entirety, incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On February 26, 2008, we acquired all of the outstanding capital stock of Pacific Industry as described in Item 1.01 of the February 28, 2008 8-K.

As a result of these transactions, the Company ceased being a “shell company” as that term is defined in Rule 12b-2 under the Securities and Exchange Act of 1934 (the “Exchange Act”).

Our Corporate Structure

As set forth in the following diagram, following our acquisition of Pacific Industry, Pacific Industry became and currently is our direct, wholly-owned subsidiary. Tianren is a 99% owned subsidiary of Pacific Industry.

BUSINESS

Our History

We were initially incorporated in 1998 in Florida as Cyber Public Relations, Inc. for the purpose of providing Internet electronic commerce consulting services to small and medium size businesses. While we were operating under the name Cyber Public Relations, Inc. we never had any material operations or revenues. On January 21, 2004, pursuant to a Capital Stock Exchange Agreement between the stockholders of Environmental Technologies, Inc., a Nevada corporation, the Environmental Technologies stockholders transferred all of their shares of the Environmental Technologies stock to us in exchange for 9,550,000 shares of our common stock.

As a result of the stock exchange discussed above, Environmental Technologies, Inc. became our wholly-owned subsidiary and the Environmental Technologies stockholders acquired 96.81 percent of the issued and outstanding shares of our common stock. Immediately following the exchange, Barron Partners LP (“Barron Partners”) acquired 2,000,000 shares of our common stock and warrants for the purchase of 7,150,000 shares of our common stock. However, on September 30, 2004, Barron Partners agreed to the cancellation of all of such warrants.

After our acquisition of Environmental technologies, we operated through its wholly owned subsidiary, H.B. Covey, Inc., a California corporation incorporated in 1971 but which has been in business since 1948 (herein sometimes referred to as "H.B. Covey"), a fueling station diagnostic and maintenance company with petroleum construction experience in building and maintaining service stations, through which we conduct all of our current operations;

Up until July 2007, our Company was organized to provide construction and maintenance services to petroleum service stations in the southwestern part of the United States of America, and provides installation services for consumer home products in Southern California.

During June 2007, we determined to dispose of all of the assets of the HB Covey Inc. and entered into discussions with a prospective purchaser. During July 2007, we entered into a Stock Sale and Purchase Agreement to sellour wholly owned subsidiary, H.B. Covey Inc. for an aggregate selling price of $100,000 in cash which the Company was to receive by September 30, 2007, and 1.8 million in shares of Company stock which the Company was to receive or cancel from the then CEO and CFO, Burr Northrop, by December 31, 2007 . The sale of the business was for the book value of the property and equipment assets resulting in a gain of approximately $34,000. Under the terms of the sale, HB Covey, Inc. assumed certain liabilities.

We completed the sale during July 2007 and received the $100,000 in cash from Burr Northrop by September 30, 2007 consistent with the Sale and Purchase Agreement. As of September 30, 2007 the 1.8 million shares were not received or cancelled and the Company recorded a receivable for the fair value of these shares as of September 30, 2007 in the amount of $120,000. The Company cancelled the 1.8 million shares during the quarter ended December 31, 2007 consistent with the Sale and Purchase Agreement.

Prior to the Share Exchange, the Company was considered a shell corporation under applicable rules of the Securities Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Organizational History of Pacific Industry Holding Group Co. Ltd.

 Pacific Industry was incorporated under the laws of Republic of Vanuatu on November 30, 2006. Until the consummation of the Share Exchange, Winsun Limited owned 10% of the outstanding capital stock of Pacific Industry, China Tianren Organic Food Holding Company Limited owned 10% of the outstanding capital stock of Pacific Industry and Fancylight Limited owned 80% of the outstanding capital stock of Pacific Industry.

Organizational History of Tianren

Shaanxi Tianren Organic Food Co., Ltd. (“Tianren” or “Shaanxi Tianren”) was formed on August 8, 2001 under PRC law under the original name of Xi’an Zhonglv Ecology Science and Technology Industry Co., Ltd. On June 16, 2005, the name of Tianren was changed to its current name, Shaanxi Tianren Organic Food Co., Ltd. In December 2003, Tianren switched from its original business of researching, producing and distributing biodegradation starch resin aggregate to developing, producing and distributing concentrated fruit juice and organic food production.

Currently, Tianren is engaged in the business of research and development, production and sales of organic foods, special concentrated fruit juice, fast-frozen and freeze-dried fruits and vegetables and fruit juice drinks.

In September, 2007, Pacific Industry acquired 99% of Tianren’s shares. Tianren converted from a PRC domestic company to a foreign Joint Venture company (the “JV”) by obtaining the approval from the PRC Ministry of Commerce.

Tianren’s current ownership structure is as follows:

Stockholder Name	Percentage
Pacific Industry Holding Group Co. Ltd.	99%
Yongke Xue	0.3%
Hongke Xue	0.3%
Xiaoqin Yan	0.2%
Yuan Cui	0.2%

Overview of the Business

Products

Tianren, with its subsidiaries and branches, is engaged in the business of research and development, production and sales of organic foods, special concentrated fruit juice, fast-frozen and freeze-dried fruits and vegetables and fruit juice drinks.

Certain information concerning our operations since January 1, 2005 are set forth in the following table:

Unit: USD

Period	Operating Revenue	Cost of Sales	Operating Profit

Jan. to Sept. 2007	12,493,802	7,730,604	3,780,428

Calendar Year 2006	17,427,204	10,105,327	6,251,907

Calendar Year 2005	7,027,889	4,471,432	1,619,163

There are two general categories of fruit and vegetable juices available in the market. One is fresh juice which is canned directly after filtering and sterilization of the juice squeezed out of a fresh fruit or vegetable. The other general category is juice drinks made out of concentrated fruit and vegetable juice. Concentrated fruit and vegetable juice is produced through pressing, filtering, sterilization and evaporation of fresh fruits or vegetables. It is used as the base material or ingredient for products such as drinks, fruit jams and fruit wines, etc. Concentrated juices are not drinkable. Instead, they are used as a basic ingredient for manufacturing juice drinks and as an additive to fruit wine and fruit jam, cosmetics and medicines.

For Shaanxi Tianren, the period between each August through February or March is our squeeze season when fresh fruits are available in the market and concentrated fruit juices are produced out of fresh fruits. We produce and sell both concentrated fruit juice and juice drink. Compared to juice drinks, sales of our concentrated juice products generally result in a higher gross margin, averaging above 50%, while the gross margin for juice drinks is slightly above 20%. Therefore, our core products are concentrated apple, pear and kiwi juices and our production has strategically been focused on concentrated juice products. We also produce juice drinks and other derivative products, especially when we are not in squeeze season. Our wide range of product offerings and our ability to shift focus among products based on supply and demand in the market and seasonal factors help us to diversify our operational risks and supplement our revenue generation.

    Our main products include concentrated apple juice, concentrated pear juice, concentrated kiwi fruit puree, fruit juice drinks, fresh fruits and organic fresh fruits.

Tianren is also engaged in the research and development, production and sale of concentrated vegetable juice, fruit sugar, fruit pectin, fast-frozen and freeze-dried fruit and vegetable, dehydrated fruit and vegetable, fruit and vegetable juice drinks, fruit vinegar and organic food; storing and sales of fresh fruit products and vegetable; deep processing and technological research of organic agricultural and fruit industry.

  At present, the raw material processing capability of Tianren is 70 tons/hour and our annual yield of all kinds of concentrated fruit juice is 50,000 tons.

Certain information concerning our sales of various products since January 1, 2005 are set forth in the following table:

Products	2005		2006		Jan. to Sept. 2007
	Amount	Proportion	Amount	Proportion	Amount	Proportion
Apple Clear Juice	4,466,050	63.55%	2,119,655	12.16%
Pear Clear Juice	2,561,839	36.45%	4,983,145	28.59%	6,910,842	55.32%
Kiwi Fruit Virgin Puree	0	0	1,665,754	9.57%	475,827	3.8%
Concentrated Kiwi Fruit Puree	0	0	2,090,336	11.99%	1,296,230	10.38%
Others:	0	0	6,568,314	37.69%	3,810,903	30.5%
Total	7,027,889	100%	17,427,204	100%	12,493,802	100%

Organizational Structure

The following table contains certain information concerning companies owned directly or indirectly by Tianren as of February 29, 2008.

No.	Company Name	Incorporated	Main Business	Stockholders

1	Xi’an Tianren	12/23/2002	kiwi juice production and sales	Tianren 91.15%; Xi’an Qin Mei Food Co., Ltd. 8.85%

2	Jingyang subsidiary	9/26/2006	concentrated pear juice process and sales	Tianren 100%

3	Zhouzhi subsidiary	5/6/ 2003.	kiwi juice production and sales	Xi’an Tianren100%

Industry and Principal Markets

Global Market

The fruit and vegetable juice processing industry is an emerging industry which came into being at the end of 19th century. Due to the natural and healthy quality of fruit and vegetable juice drinks in recent years the consumption of such products has continued to grow and sales of pure fruit and vegetable juice and fruit and vegetable juice drinks have increased rapidly.

    In 2006, the global sales of concentrated fruit juice and fruit juice beverage were more than RMB 55 billion (approximately $7.7 billion). It is estimated that in Asia and Africa, the annual consumption of fruit juice drinks in 2020 will increase to 73 billion litres from 33 billion litres in 1997, and the demand for concentrated fruit juice, pulp and puree will increase to 7 million tons compared with that of 3.5 million tons at present. In Europe, the consumption of fruit juice, fruit pulp beverage, fruit sugar and fruit pulp has gone up 60% in the past ten years. In 1998, people in western Europe consumed about 22.8 litres of fruit juice per capita, and the demand for fruit juice by people in eastern Europe increased to 5.1 litres per capita.

According to the data publicized by the Ministry of Agriculture of the United States, in the pressing season of 2006/2007, the global consumption of concentrated apple juice exceeded 2.21 million tons.

The countries with the current largest demand for concentrated apple juice include the United States, EU members, Japan and Russia.

1.
The United States is the largest concentrated apple juice consuming country in the world, and the physical volume of trade of concentrated apple juice of the United States accounted for about 35% of the world’s total in 2006. The market of the United States is the biggest potential market for enterprises of China. Concentrated apple juice from China accounted for approximately 47.7% of total consumption of concentrated apple juice in the United States in 2005.

2.	The European market is another important market for concentrated apple juice.In 2005 39% of concentrated apple juice consumed in the European market was from China.

The processing and export of concentrated apple juice, concentrated pear juice and concentrated kiwi fruit puree are now the major operational fields of the Chinese concentrated fruit and vegetable juice industry.

China Market

China is a country with a large population, but the consumption of fruit juice is relatively very low, with annual per capita consumption of no more than 1 kilogram, which only accounts for 10% of total world consumption. If calculated based on annual world consumption rates, China’s market capacity for fruit juice beverage would be 9.1 million tons, indicating that there is a great potential market for the marketing of fruit juice beverage in China.

In China, the output of fruit juice and drinks nationwide was 4,816,823.8 tons in 2004, an increase of 27.95% compared with that in 2003, and output increased by 29.17 % to 6,000,000 tons in 2005. From January to October 2006, output was 7,196,692.9 tons, going up 27.96% compared with that of the first 10 months of 2005.

Tianren is located in Shaanxi Province. In 2006, the export volume of concentrated apple juice by Shaanxi Province was 2,910,000 tons with a value of $212 million, accounting for 44.9% and 46.3% of the total export volume and value, respectively, of concentrated apple juice from all of the PRC. At present, the output, output value and export volume of concentrated juice of Shaanxi Province all rank the first among other provinces and cities in China.

Marketing

Tianren has the permission of the PRC government to directly sell various concentrated fruit juice and fruit juice to foreign customers. More than 70 percent of our products are directly and indirectly exported. One export channel is via distributors with good credit, and the other is the direct sale to end-users. In its main export markets (the U.S., Europe and Middle East), Tianren has stable distributors and end-users.

Tianren uses the following marketing methods: directly marketing with foreign businesses via our sales department; attendance at various international farm and sideline products sale exhibitions, at which we contact clients from abroad to sell to them directly; and sales made through our trade websites.

Sales of fruit juice products are mainly made in Chinese markets. Most of the products are sold through provincial level, city level and county level agents. In the meanwhile, Company also sells directly to hotels and supermarkets and similar outlets.

Our sales team is divided into teams focusing on the sale of concentrated fruit juice and its derivative products and teams focusing on the sale of fruit juice products.

Our international trade department, which has 13 marketing personnel, is responsible for our sales of concentrated fruit juice and its derivative products.

Our sale of fruit juice is conducted by of a team of 28 personnel employed by our subsidiary, Xi’an Tianren.

Our target markets of kiwi pulp, kiwi concentrated pulp and kiwi concentrated juice are mainly in Europe, Southeast Asia, South Korean, Japan, Middle East , mainland China and Taiwan. Our main target markets are concentrated in mainland China, Taiwan and the Middle East. Export volume to other markets is small.

Our target markets of concentrated apple juice and pear juice are in North America (especially in the U.S.), Europe and the Middle East.

1. North American market
The U.S. market is a highly mature market with demand for concentrated apple juice, and its demand increases year by year. Since prices in North America market are higher than in the European market, the U.S. market is always preferred by manufacturers producing concentrated apple juice. Tianren started to export to North America in 2004. We have increased our export volume to the U.S. year by year since then and North America market has become one of our biggest target markets.

2. European market

The European market has stable customer groups, complete requirements for products quality standards and authoritative organizations for concentrated fruit juice. In Europe, concentrated apple juice is used for producing beverages and fruit wines.

The European market has always been our main target market since Tianren incorporated. More than half of our products are exported to Europe.

Raw Materials and Suppliers

Our raw materials include:

●  Various fresh fruits, the main raw materials for the processing of fruit juice, which are mainly provided by local peasants;

●  Packing barrels, pectic enzyme and amylase, etc. and auxiliary power fuels and sources such as coal, electricity and water.

We purchase raw materials at local markets and by fruit growers delivering directly to our plants. The supply of our raw materials is highly fragmented. Because the prices of raw fruits change frequently, processing enterprises of concentrated fruit juice generally do not enter into fruits and vegetables purchasing agreements with providers.

Fresh fruits are the fundamental raw materials needed for the production of our products and the purchase price of fresh fruits represents over 65% of the production cost of Tianren. The adequate and continuous supply of fresh fruits constitutes a necessary condition for the current and future continuous expansion of Tianren. Tianren implements a plant plus farmer raw material purchasing pattern, whereby the plant assigns its purchasing staff to build purchasing centers in the areas rich in raw material resources so as to shorten the distance and provide convenience for farmers to directly deliver the raw material fruits to the plant. The quantity of the raw material fruits needed by us for production depends on the yield of farmers, and the ability of our purchasing staff to organize farmers for supply.

After years of development and strategic deployment in the raw material production areas, Tianren’s processing bases are relatively near to the regional centers of our raw material suppliers Tianren has established a relatively mature purchasing pattern that can cope with the yield and price changes of our raw materials.

The source fruits used by Tianren are kiwi, pear and apple.

Shaanxi province is a large agricultural and fruit producing province with sufficient resources for our raw material needs. The main original production areas in the province for kiwi is Zhouzhi county and Mei county where the production of kiwi is about 600 thousands tons annually. This can completely meet our production requirements. Shaanxi is also the main pear producing province with adequate pear supply and high pear quality. The pear supply can completely meet our production requirements.

One of our factories is located in Liaoning province, where high acid apples are plentiful. The high acid apple production in Liaoning province can meet our production needs.

The following sets forth certain information concerning our purchases of fresh fruits since January 1, 2005:
Year	Fruit	Quantity(ton)	Average Price(USD/ton)	Amount(USD) Paid by Us
	apple	46,199.773	40.53	1,872,439.92
2005	pear	32,049.834	26.7	855,651.14
	Kiwi	0	0	0
	apple	18,273.146	42.06	768,640.07
2006	pear	85,404.389	25.2	2,151,818.80
	Kiwi	33,116.177	50.24	1,663,806.67
	apple	17,980.25	114.34	2,055,829.35
Jan-Sept 2007	pear	84,033.991	32.88	2,762,904.74
	Kiwi	6302.118	77.33	487,317.57

The supply of packing barrels, pectic enzyme and amylase, etc is available through many suppliers. Tianren is not dependent on any supplier or group of suppliers. Our largest supplier is Shaanxi Haomai Drum Co., Ltd, which accounted 13% of our total purchases in 2006 and 12% of our total purchases in the first three quarters of 2007. Another larger supplier is Xi’an Changlong Drum Co., Ltd, which accounted 13% of our total purchases in 2006 and 3% in the first three quarters of 2007.

Customers

The following tables sets forth certain information concerning sales of our products since January 1, 2005 to our top five customers:

Year	Revenues (USD)	Percentage in total revenues

2005	2,827,320	40.23%

2006	9,933,506	57%

From Jan. to Sep. 2007	4,575,230	36.62%

	2005		2006		2007
Client
	Sum (USD)	% of total sales	Sum (USD)	% of total sales	Sum (USD)	% of total sales
Shaanxi Zhongdian Export&Import Co.,Ltd			2,439,809	14.00%	994,507	7.96%
Shaanxi Jiedong Trade Co.,Ltd			2,788,353	16.00%	1,374,318	11.00%
Yunan Export&Import Co.,Ltd			2,091,264	12.00%	1,216,896	9.74%
Ruifeng company	702,789	10.00%
Shaanxi Xiguan Machinery Co.,Lt			1,394,176	8.00%	653,346	5.25%
Tonglian International			1,219,904	7.00%
Tongchan Lvse Beverage	666,244	9.48%
Xianyang Dingjian Company	553,095	7.87%
Tianwei Beverage company	570,665	8.12%
Shaanxi Menglv Food Co.,Ltd	334,528	4.76%
Hanzhong Jiawang Food Co.,Ltd					336,163	2.67%
Total	2,827,320	40.23%	9,933,506	57.00%	4,575,230	36.62%
Annual Sales Revenue	7,027,889		17,427,204		12,493,802

Competition

We believe that Tianren’s major competitors in the industry include the following companies:

Competitor	Market Share

Sdic Zhonglu Fruit Juice Co., Ltd.	Apple 17%

Yantainorth Andre (Group) Juice Co., Ltd.	Apple 18%

Shaanxi Hengxing Fruit Juice	Apple 22%

Shaanxi Haisheng Juice Holdings Co., Ltd.	Apple 25%

Huabang (Xixia) Food Co., Ltd.	Not applicable.

We believe that our advantages lie in our technology relating to the production of concentrated fruit juice of small breeds, including mulberry juice, kiwi juice and other types of juice with limited raw material and output. We can produce concentrated apple juice with 4%--8% acidity at relatively low cost, and we also can transport and store our products at relatively lower costs than many of our competitors. At the same time, we believe we a leader in the production of concentrated pear clear juice and can produce the highest quality products of concentrated pear clear juice in China.

Competitive Advantages

We believe that we have the following eight competitive advantages:

(1)  Raw Materials Control and Resources Advantages

China has the largest planting area of apples and kiwi fruit in the world, and Shaanxi province has the largest planting area of apples and kiwi in China. Shaanxi’s yield of kiwi fruit accounts for about 50% of the total output of China. The yields of pomegranates, pears, strawberries, peach and cherries are also very high in Shaanxi. Tianren has its own planting base of kiwi raw-material fruits, so it can carry out quality control at the source of production. Also, Tianren’s cost of product is relatively low. Our two concentrated apple juice bases in Liaoning Province are located in the largest production area of high acidity apples in China.

(2)  Advantages of Equipment and Technology

Our key equipment for each production factory has been purchased by us from top-ranking foreign equipment manufacturers such as Flottweg of Germany, ELPO of Italy, Belducci of Italy and Schmitt of Germany. The high performance of such processing equipments ensures the quality of product and the effectiveness of our cost control procedures.

Tianren has combined the new pressing technologies of “complete enzymolysis” and “several times enzymolysises and digestions” self-developed with the advanced technologies such as “membrane filtration”, “resin absorption” and low-temperature reverse osmosis membrane concentration.

(3)  Processing Scale and Integration Advantages

At present, the raw material processing capability of Tianren is 70 tons/hour and our annual yield of all kinds of concentrated fruit juice is 50,000 tons. We use more than 110 machines in our production of fruit juice, including equipment for storage, mixing of ingredients, emulsification, fermentation, filtration, sterilization, concentration, CIP washing, liquid transmission, water softening and treatment, and other procedures. We operate 3 production lines for the processing of fruit juice. We also have 3 sewage disposal facilities conforming to the state discharge standards.

(4)  Advantages of Product Diversity and the Market Consumption Trend

Our products include concentrated pear juice, concentrated apple clear juice, concentrated kiwi fruit puree, fruit juice drinks and organic fresh fruit. Our diversified product lines help us compete in international markets and reduce risk. Due to their nutrition advantages and unique image and taste, the consumption of small breed fruits and their processed products are on the rise in the world.

(5)  Quality Advantages

Tianren pays much attention on the quality of our products. In order to accelerate the conversion to all-process control for the quality management, Tianren has established a quality security system, implementing Hazard Analysis Critical Control Point (“HACCP”) control and enacting and improving each administrative system strictly pursuant to the requirements of ISO9001. Tianren has earned ISO9001, HACCP and KOSHER certificates.

(6)  Advantages of Operation Team

Tianren has a business administration and technology developing team which is professional, highly educated and young, but with extensive experience in the industry and business management. Also, we have established good relationship with several scientific research institutes, having more than 10 expert consultants.

(7)  Advantages of Developing Strategy of Enterprise

We plan to become a leading enterprise in the high-end modern organic foods, special concentrated fruit juice, fast-frozen, freeze-dried fruit and vegetable industries. Our development strategy is to become the leader in the fruit juice drinks industry with large scale production, and to become a leading producer of high-end modern organic foods.

(8)  Policy Advantages

The PRC government’s agricultural industrialization policy supports our business. Tianren was awarded by China Food Association as the National Excellent Leading Food Enterprise in Food Industry of Year 2005 - 2006, and was recognized as the Hi-tech Enterprise in 2006. Xi’an Tianren, our subsidiary, was recognized by the municipal government of Xi’an as the First Agricultural Industrialization Operation Key Leading Enterprise. Tianren enjoys the government supporting policies relating to the construction of our bases, purchasing of raw materials, purchasing of equipment, export of our products, interest discounts on Treasury bond loans and income tax reduction.

Intellectual Property

1. Patents

A.   Title: Device for breaking up and separating fruit peel

Patent Number: ZL200620078461.1

Date of Filing: Feb. 27, 2006 (Duration of the Patent: Ten Years)

Date Patent Granted: Apr. 11, 2007

        Granting Unit: the State Intellectual Property Office of the People's Republic of China

Summary: This utility model discloses a device for breaking up and separating fruit peel comprising a body case and a feed port and a discharge port located on and under the body case, respectively. This utility model breaks up fruits and then squeezes the pulp out of the fruit peel by round rollers, thereby separating pulp from the fruit peel.

B.    Title: Device for removing the filth on fruit peel and fruit hair

Patent Number: ZL200620078461.1

Date of Filing: Feb. 27, 2006 (Duration of the Patent: Ten Years)

Date of Issuing Granted: Apr. 11, 2007

Granting Unit: the State Intellectual Property Office of the People's Republic of China

Summary: This utility model discloses a device for removing material on fruit peel and fruit hair.

2. Trademark

        Tianren registered the trademark of HEDETANG with the Trademark Bureau of the State Administration for Industry and Commerce on Nov. 4th, 2005 in the following categories: Category 29, Category 30, Category 31, Category 32 and Category 5.The trademark expires on November 3, 2015 and can be extended upon expiration. Tianren has authorized all its subsidiaries to use this registered trademark for free on the related products.

The specific scope of application of the trademark are as follows:

         Category 29: meat, fish, poultry and venison, meat juice, pickled, dried or cooked fruits and vegetables, jelly, jam, confect, eggs, milk and dairy products, edible oil and grease.

         Category 30: coffee, tea, cocoa, sugar, rice, edible starch, sago, coffee substitutes, flour and cereal products, bread, pastry and candy, ice food, honey, syrup, compressed yeast, yeast powder, salt, mustard, vinegar, sauce(condiment), spice, drinking ice.

         Category 31: Agricultural, horticultural and forestry products and grains not included in other categories; live animals; fresh fruits and vegetables, seeds, natural plants and flowers; foodstuffs for animals; malt.

         Category 32: Beers; mineral and aerated waters and other non-alcoholic drinks; fruit drinks and fruit juices; syrups and other preparations for making beverages.

         Category 5: Pharmaceutical and veterinary preparations; sanitary preparations for medical purposes; dietetic substances adapted for medical use, food for babies; plasters, materials for dressings; material for stopping teeth, dental wax; disinfectants; preparations for destroying vermin; fungicides, herbicides.

Costs of Environmental Compliance

Tianren is subject to PRC regulations regarding sewage disposition. Under the regulations issued by P.R.C. State Environmental Protection Administration (the “SEPA”), discharged sewage must meet the following standards: PH between 6-9 mg/L, Chemical Oxygen Demand under 100 mg/L, Ammonia Nitrogen under 15 mg/L, Biochemical Oxygen Demand under 20 mg/L and Suspended Solids under 70 mg/L.

To satisfy the SEPA standards, in 2006 Tianren invested an aggregate of $1,342,067 to build 2 sewage disposal projects as well as obtain a series of monitors to control water quality, including a Chemical Oxygen Demand on-line analyzer, an Ultrasonic Open-channel Flow meter, a PH meter and Portable Dissolve Oxygen Meters. Tianren believes that it is in compliance with the SEPA standards.

Employees

Tianren has 369 full-time employees and 96 part-time employees. Of that amount, 47 are in administration, 22 in finance, 42 in research and development, 290 in production and 64 in marketing and sales.

Research and Development

Tianren has established an R & D institution with nearly 40 R&D personnel. Tianren also from time to time retains external experts and research institutions.

We believe that through continuous investment in research and development, our product quality is always among the leaders in the industry and our market share continues to increase. Our total R & D investment was about $1,027,350 over the past four years.

The following table discloses the amounts of our technology development investment in over the past four years (Unit: USD)

2004	2005	2006	2007	Total
70,079	126,391	358,575	472,305	1,027,350

Tianren currently owns 5 special production technologies, including technologies relating to the production of kiwifruit pulp, kiwifruit concentrated pulp, concentrated apple juice, concentrated pear juice and concentrated mulberry juice. Tianren has also developed new production processes for fruit juice products such as kiwifruit juice, guava juice and strawberry juice. Our whole new pulp and juice production technology and process consists of methods for membrane filtration, resin decolorization, hair removal, seed removal, grinding pulp into juice., Flow-through capacitor (“FTC”) membrane reverse osmosis concentration and composite biological enzymolysis technology for clarification of pulp juice. We believe that these are leading technologies for our industry.

New Products under Development

We are conducting research on producing kiwifruit vinegar using submerged fermentation technology. Submerged fermentation technology can help to preserve kiwifruit polysaccharides and other nutrients to the greatest extent, in the process of producing kiwifruit vinegar.

Manufacturing Process

Our automated production line and strict quality control system ensures consistent high quality.

The following summarizes the production process for concentrated fruit and vegetable juice.

At present, our raw material processing capability is 70 tons/hour and our annual yield of all kinds of concentrated fruit juice is 50,000 tons.

Inventory

Due to the characteristics of seasonal production, we have many finished products and semi-finished products at the end of each year which has a significant impact on the calculation of our inventory turnover rate. Inventories are stated at the lower of cost, determined on a weighted average basis, and net realizable value. Work-in-progress and finished goods are comprised of direct material, direct labor and an attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose of finished products.

Government Regulation

Our products and services are subject to regulation by governmental agencies in the PRC and Shaanxi Province. Business and company registrations, along with the products, are certified on a regular basis and must be in compliance with the laws and regulations of the PRC and provincial and local governments and industry agencies, which are controlled and monitored through the issuance of licenses. Our licenses include an operating license which enables us to sell packaged food such as concentrated fruit and vegetable juice, fruit sugar, fruit pectin, fast-frozen and freeze-dried fruit and vegetable, dehydrated fruit and vegetable, fruit and vegetable juice drinks, fruit vinegar and organic food. The registration No. is 610100400000601.

PROPERTIES

Principal Office and Manufacturing Facilities

Our principal executive offices are located at Room 1404 and Room 1403, A-4F Tongxinge, Xietong Building, Gaoxin 2nd Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi province, PRC 710065, and our telephone number is 011-86-29-88386415. The area of our office is approximately 300.24 square meters. We lease such offices from Zhiping Yang under a lease dated July 1, 2007, with a term from July 1, 2007 to June 30, 2008 at a total rental of $16,558.

We also own two factories through our subsidiaries. One is a factory located at Sanqu Town, Jingyang County, Xianyang City, Shaaxi Province. The factory occupies an aggregate of approximately 34,476.04 square meters of land and contains a manufacturing facility. Another factory is located at Siqun Village, Mazhao Town, Zhouzhi County, Xi’an City, Shaanxi Province. That factory occupies an aggregate of approximately 57,934.83 square meters of land and contains a manufacturing facility.

There is no private ownership of land in China. All land ownership is held by the government of the PRC, its agencies and collectives. Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee. We own the land use rights for the 34,476.04 square meters land at Sanqu Town, which have a term of 49 years from 2007 and the 57,934.83 square meters land at Siqun Village, which have a term of 41 years from 2007.

On June 2, 2007, we entered into a lease agreement with Shaanxi Hede Venture Capital Management Co., Ltd. for the lease to us of all the assets of its, subsidiary, Huludao Wonder Fruit Co., Ltd., , including an aggregate of approximately 86,325 square meters of land, factory buildings and machinery. The term of the lease is from July 1, 2007 to June 30, 2008, and the rental is $39,400 per/month. Huludao Wonder Fruit Co., Ltd. is located at Hujia Village, Gaotai Town, Suizhong County, Huludao, Liaoning Province.

Management’s Discussion and Analysis of Results of Operations and Financial Condition

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Shaanxi Tianren, appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We are engaged in the business of research and development, production and sales of organic foods, special concentrated fruit juice, fast-frozen and freeze-dried fruits and vegetables and fruit juice drinks, through our indirect subsidiary, Shaanxi Tianren, in the PRC. Shaanxi Tianren is wholly owned by Pacific Industry. Previously, we were a shell company with no significant business operations. As a result of the consummation of the reverse merger transactions that are the subject of this report, on February 26, 2008, we ceased to be a shell company and became an indirect holding company for Shaanxi Tianren through Pacific Industry. Pacific Industry acquired a 99% ownership interest in Shaanxi Tianren in September 2007 through a reorganization between entities under common control. Because Shaanxi Tianren’s operations are the only significant operations of the Company and its affiliates, the business and financial results of Pacific Industry reflect those of Shaanxi Tianren. As a result, this discussion and analysis focuses on the business results of Shaanxi Tianren, comparing its results in the nine-month period ended on September 30, 2007 with the its results in the corresponding period of 2006, and its full-year 2006 results with those of 2005.

Below is our corporate structure:

There are two general categories of fruit and vegetable juices available in the market. One is fresh juice canned directly after filtering and sterilization of juice freshly squeezed out of fresh fruits or vegetables. The other general category is juice drinks made out of concentrated fruit and vegetable juice. Concentrated fruit and vegetable juice is produced through pressing, filtering, sterilization and evaporation of fresh fruits or vegetables. It is used as the base material or ingredient for products such as drinks, fruit jam and fruit wine, etc. Concentrated juices are not drinkable. Instead, they are used as a basic ingredient for manufacturing juice drinks and as an additive to fruit wine and fruit jam, cosmetics and medicines.

For Shaanxi Tianren, the period between each August through February or March is our squeeze season when fresh fruits are available in the market and concentrated fruit juices are produced out of fresh fruits. We produce and sell both concentrated fruit juices and juice drinks. Compared to juice drinks, our concentrated juice products generally can achieve a higher gross margin, averaging above 50%, while that of juice drinks is slightly above 20%. Therefore, our core products are concentrated apple, pear and kiwi juices and our production has strategically been focused on concentrated juice products. We also produce juice drinks and other derivative products, especially when we are not in squeeze season. Our wide range of product offerings and our ability to shift focus among products based on supply and demand in the market and seasonal factors help us to diversify our operational risks and supplement our revenue generation.

Our main products include concentrated apple juice, concentrated pear juice, concentrated kiwi fruit puree, fruit juice drinks, fresh fruits and organic fresh fruits. Our raw material mainly consists of apple, pear and kiwi fruits which we procure in the PRC market and the cost of which typically represents over 65% of our overall production cost. We source our pear and kiwi supply mainly from our home province, Shaanxi Province, which is known for its pear and kiwi production. Our kiwi processing facilities are located in Zhouzhi County, Shaanxi Province, where 70% of the country’s kiwi’s are grown. We source our apple supply mainly from Liaoling Province, where our leased production facilities from YinKou Huludao Wonder Fruit Co., Ltd. (“Huludao Wonder”) are located. Because of the seasonal nature in the growing and harvesting of fruits and vegetables, our business is seasonal and can be greatly affected by weather. In the squeeze season of 2005, the main production areas of apples and pears in China suffered from poor weather which caused a lower yield in the apple and pear crop. As a result, our cost of raw materials was higher in 2005 and 2006.

To take advantage of economies of scale and to enhance our production efficiency, each of our manufacturing facilities has a focus on juice products centering around one particular fruit according to the proximity of such manufacturing to the supply center of a fruit. All concentrated juice products are manufactured using the same type of production line with slight variations in processing methods. Since June 2007, after we leased the production facilities of Huludao Wonder, we have been operating our pear juice products business out of our Jingyang Branch Office. Our business involving apple juice products is operated out of the leased facilities of Huludao Wonder, and our business involving kiwi fruit products is run out of Xi’an Tianren Modern Organic Agriculture Co., Ltd. (“Xi’an Tianren”), in which we have held a 91.15% ownership interest since May 2006.

The table below shows the breakdown of our main products for the periods indicated and the responsible production facilities:

Products		Fiscal year 2005		Fiscal Year 2006		January to September 2007
	Responsible Production Facility	Revenue ($)	% of Total Revenue	Revenue (%)	% of Total Revenue	Revenue ($)	% of Total Revenue

Concentrated Apple Juice	Huludao Wonder, Liaoling Province	4,466,050	63.55%	2,119,655	12.16%

Concentrated Pear Juice	Jingyang Branch Office, Shaanxi Province	2,561,839	36.45%	4,983,145	28.59%	6,910,842	55.32%

Kiwi Fruit Virgin Puree	Xi’an Tianren, Shaanxi Province			1,665,754	9.57%	475,827	3.8%

Concentrated Kiwi Fruit Juice	Xi’an Tianren, Shaanxi Province			2,090,336	11.99%	1,296,230	10.38%

Others:	All the above			6,568,314	37.69%	3,810,903	30.5%

Total		7,027,889	100%	17,427,204	100%	12,493,802	100%

On May 27, 2006, Shaanxi Tianren purchased 91.15% of Xi’an Tianren’s ownership interest for a purchase price in the amount of RMB$36,460,000 (or approximately US$4,573,221). The acquisition was accounted for using the purchase method, and the financial statements of Shaanxi Tianren and Xi’an Tianren have been consolidated on the purchase date and forward.  During the two month period immediately after we acquired Xi’an Tianren in May 2006, we temporarily suspended production at the Xi’an Tianren facility to engage in extensive technological and facility upgrades as well as personnel training. We resumed production thereafter. Therefore, for fiscal year 2006, Xi’an Tianren generated revenues only for the period between August and December.

On June 2, 2007, Shaanxi Tianren entered into a lease agreement with Shaanxi Hede Venture Capital Management Co., Ltd., pursuant to which Shaanxi Tianren, for a term of one year and for a monthly lease payment of RMB 300,000, leased all the assets and operating facilities of Huludao Wonder, which is wholly-owned by Shaanxi Hede. This lease arrangement resulted in the combination of Huludao Wonder’s operating results with those of Shaanxi Tianren on the date of the lease and forward. Due to a delay in the processing of Huludao Wonder’s export permit, we did not book any sale of apple juice products until November 2007, even though we continued producing apple juice products and started receiving orders in July 2007. As Huludao Wonder was our only facility that produced apple juice products, there was no revenue generated from apple juice products for the nine months ended on September 30, 2007 even though since November 2007, there has been revenue generated from Huludao Wonder’s sale of apple juice products.

Besides concentrated juice products, we generated other revenue in the amount of $6,568,314 from sales of pear juice, apple juice, kiwi seeds, organic kiwi fruit and fresh kiwi fruit for the fiscal year ended December 31, 2006, and $3,810,903 from sales of kiwi fruit, kiwi juice, mulberry juice, and apple spice for the nine months ended September 30, 2007.

The supply of our raw material fruits has traditionally been fragmented as we generally purchase directly from farmers. In addition, because the prices of raw material fruits change from season to season based on the output of the farms, we do not have long term supply agreements with our suppliers. To secure our fruit supply and lower transportation costs, our processing facilities are strategically located near the various centers of fruit supply.

Shaanxi Tianren is permitted by the relevant governmental authorities to directly export our products. More than 70% of our products are exported either through distributors with good credit, or to end-users directly. Our distributors are generally domestic export companies. Although we generally renew our distribution agreements with our distributors on a yearly basis, we maintain long-term relationship with our distributors. Our main export markets are the U.S., Europe, Russia, and the Middle East.

Nine-month periods ended September 30, 2007 and September 30, 2006

RESULTS OF OPERATIONS

In both the first nine month period of 2007 and the full year 2006, Shaanxi Tianren’s net sales, gross profit, operating income and net income all rose substantially as compared with the same period in the preceding year. These increases were due in large part to the combination of Huludao Wonder’s operating results on and after June 2007 to those of Shaanxi Tianren. In addition, in 2007, Xi’an Tianren continued normal production and sale of its kiwi beverage products throughout the non-squeeze season, while in June and July of 2006, due to the transition of Xi’an Tianren as a result of our acquisition of it in May 2006, its production and sale were temporarily suspended for technological and facility upgrades and personnel training. These factors contributed to the substantial increase of our net sales for the first nine month period in 2007 as compared to the corresponding period in 2006.

As the following table shows, Tianren’s results for net sales, gross profit, operating income and net income in the nine month period ending September 30, 2007 were all significantly higher than in the corresponding period of 2006.

	Nine Months Ended September 31,
	2007	2006	Change
Net Sales	12,493,802	11,445,200	9.16%
Cost of sales	7,730,604	7,580,389	1.98%
Gross Profit	4,763,198	3,864,811	23.25%
Operating Expenses	982,770	668,311	47.05%
Operating Income	780,428	3,196,500	18.27%
Net Income	3,008,332	2,036,683	47.71%
Net profit margin

Net sales

Net sales for the nine months ended September 30, 2007 were $12,493,802, a 9.16% increase as compared to net sales of $11,445,200 for the corresponding period in 2006. The increase was due to Tianren’s acquisition and consolidation of Xi’an Tianren, which specializes in kiwi-related products including fresh kiwi fruits, kiwi juice puree, kiwi concentrated juice and kiwi clear juice. In the first ninth months of 2007, Xi’an Tianren increased its production of kiwi beverages. The kiwi beverage is produced by further processing of kiwi juice puree. Generally, we do not produce or sell fruit juice puree or fruit juice during the non-squeeze season between August and February or March in the following year. However, during part of the non-squeeze season in 2007 between January and June, Xi’an Tianren continued to produce kiwi juice from existing kiwi juice puree and sell kiwi juice during this period. As a result, we saw an increase in net sales for the first nine months of 2007.  In addition, the increase of net sales was also a result of a general price increase for fruit juices in 2007 as compared to that in 2006.

Cost of Goods Sold

Cost of goods sold increased to $7,730,604 for the nine months ended September 30, 2007, a 1.98% increase as compared to $7,580,389 for the corresponding period in 2006. The percentage increase in cost of goods sold is smaller as compared to that in net sales because Xi’an Tianren increased its production of kiwi beverage series. However, during part of the non-squeeze season in 2007 between January and June, Xi’an Tianren continued to produce kiwi juice out of existing kiwi juice puree and sell kiwi juice during this period. As a result, we saw an increase in net sales for the first nine month of 2007 while there was no corresponding increase in our consumption of raw material, i.e. fresh kiwi fruits, thus we had a relatively low cost of goods sold during this period as compared to the corresponding period in 2006.

Gross Profit

Our gross profit increased 23.25% to $4,763,198 for the nine months ended September 30, 2007, from $3,864,811 for the corresponding period in 2006. In 2007, we saw a general price increase for fruit juices. Additionally, during the non-squeeze season when raw material consumption was low, Xi’an Tianren continued the production and sale of kiwi beverages from existing kiwi juice puree; it did not produce or sell kiwi beverages or kiwi juice puree during the corresponding period in 2006. These combined factors contributed to the increase of our gross profit for the nine months ended on September 30, 2007 as compared to the corresponding period in 2006.

Operating Expenses

Our operating expenses increased 47.05% to $982,770 for the nine month period ended September 30, 2007 from $668,311 for the corresponding period in 2006. Our operating expenses consist of general and administrative and selling expenses. The increase in our operating expenses was substantially attributable to the 82.88% increase in our general and administrative expenses to $681,439 for the nine month period ended September 30, 2007 as compared to $372,655 for the corresponding period in 2006. In June 2007, Shaanxi Tianren entered into a lease agreement with Shaanxi Hede Venture Capital Management Co., Ltd., pursuant to which Shaanxi Tianren, for a term of one year and for a monthly lease payment of RMB 300,000, leased all the assets and operating facilities of Yingkou Huludao Wonder Fruit Co., Ltd., which is wholly owned by Shaanxi Hede. This lease arrangement resulted in the combination of Yingkou Huludao’s operating results with those of Shaanxi Tianren. Yingkou Huludao had a large amount of general administrative expenses which attributed to the substantial increase of Shaanxi Tianren’s Operating Expenses as a result of such combination. Tianren intends to extend the lease into a long-term lease or purchase the assets that are the subject of the lease in the near future. Please refer to Item 2.01 and the section titled “Certain Relationships and Related Party Transactions” of this Report for more detailed discussion regarding the arrangements with Shaanxi Hede.

Taxes

Our provision for income taxes was $584,389 for the nine month period ended September 30, 2007, a decrease of 43%, as compared to $1,028,179 for the corresponding period in 2006. The decrease was due to Shaanxi Tianren’s new preferential tax treatment effective from January 2007. In December 2007, Shaanxi Tianren was awarded the status of a nationally recognized High and New Technology Enterprise in December 2006, which entitles Tianren to tax-free treatment for two years starting from 2007 and thereafter reduced income taxes at 50% of its regular income tax rate then effective from 2009 to 2010. In December 2007, Xi’an Tianren was awarded the same status and will be entitled to tax-free treatment starting from 2008 through 2009 and thereafter reduced income taxes at 50% of its regular income tax rate then effective. The provision for income taxes as of September 30, 2007 was largely for Xi’an Tianren’s taxes.

LIQUIDTY AND CAPITAL RESOURCES

We have typically financed our operations and expansion from cash flow from operations and loans from our shareholders and banks. We consummated the reverse merger transaction and raised approximately $3,400,000 in gross proceeds in the private financing on February 26, 2008. The table below sets forth certain items on our balance sheet reflecting the changes to our financial condition as of September 30, 2007 from our financial condition as of December 31, 2006.

	As of September 30,	As of December 31,	Change
	2007 ($)	2006 ($)
Cash and Cash Equivalents	2,595,274	2,135,173	21.55%
Accounts Receivable	3,347,878	5,151,634	-35.01%
Inventories	3,306,226	765,711	331.79%
Related Party Receivables	3,827,763	419,523	812.41%
Related Party Payable	65,467	1,950,892	-96.64%
Advances from Customers	3,138,930	-
Short Term Loan	1,331,416	-

Cash and Cash Equivalents

Cash and cash equivalents reached $ 2,595,274 as of September 30, 2007, an increase of $21.55% from $2,135,173 as of December 31, 2006. The large increase was primarily due to the collection of $1,968,356 in accounts receivable and advances from customers of approximately $3,138,930 in the first nine month period of 2007.

Inventories

Our inventories reached $3,306,226 as of September 30, 2007 from $765,711 at the beginning of the year, representing an increase of 331.79%. Inventory consists of raw materials, merchandise on hand, low-value consumables and packaging materials and finished products. Our inventories as of September 30, 2007 consisted largely of concentrated apple juice produced by Huludao Wonder. As discussed above, we started operating Huludao Wonder in June 2007 pursuant to a lease and management arrangement with Shaanxi Hede. However, Huludao did not book any sales until November 2007 due to the delay in obtaining an export permit. As such, we accrued a large amount of inventory which contributed to the 331.79% increase.

Related Party Receivables

Related party receivables increased to $3,827,763 as of September 30, 2007 from $419,523 as of December 31, 2006, representing an increase of 812.41%. The related party receivables as of September 30, 2007 consisted primarily of two interest-free loans in the aggregate amount of approximately RMB27,000,000 (or, approximately $3,792,482) that we advanced to Shaanxi Hede in June and July 2007 for Shaanxi Hede to acquire Huludao Wonder, a factory that produces apple juice products. The total purchase price of Huludao Wonder by Shaanxi Hede was RMB 48,250,000 (or, approximately $6,777,637). Shaanxi Hede was 80% owned by Mr. Yongke Xue, our Chief Executive Officer and director and 20% owned by Ms. Xiaoqin Yan, a director of Shaanxi Tianren. Prior to Shaanxi Hede’s acquisition of Huludao Wonder, Huludao Wonder was identified by Shaanxi Tianren as a potential acquisition target whose product offering and manufacturing capacity complemented the business of Shaanxi Tianren. As part of Shaanxi Tianren’s strategic plan, it is intended that Shaanxi Tianren will acquire Huludao from Shaaxi Hede at cost after operating Huludao Wonder under a one-year lease and management arrangement entered into by the parties in June 2007. The principal amount of one such loan is RMB 7,000,000 (or approximately $983,284) which will mature on June 5, 2008. The principal amount of the second loan is RMB 20,000,000 (or approximately $2,809,383) which will mature on July 1, 2008. Late payment is subject to a penalty of 2% each day that the payment is not made when due. Shaanxi Tianren currently plans to acquire Huludao Wonder prior to the maturity of the loans. Under the terms of the second loan, any outstanding amount of the loan at the time of the acquisition will be deducted from the purchase price. Please refer to Item 2.01 and the section titled “Certain Relationships and Related Party Transactions” of this Report for more information about these related party transactions.

Related Party Payables

Related party payables were $65,467 as of September 30, 2007, representing a decrease of 96.64% as compared to $1,950,892 at the beginning of the year. It consisted of interest free loans from the shareholders of the Company to meet the Company’s working capital needs. These loans do not have fixed payment terms.

Advance from Customers

Advances from customers were $3,138,930 as September 30, 2007, while we did not have any advance from customers at the beginning of the year. In 2007, our sales were largely generated from direct export for which we usually require advance payment of 100% of the purchase price and we generally deliver the products one or two months later. In 2006, our sales were largely generated from sale to a few domestic export companies who historically acted as our distributors and with whom we have long-term relationships. We usually do not require advance payments from such distributors.

Short Term Loan

As of September 30, 2007, we had a short term loan in the principal amount of $1,331,416 form China Construction Bank, Gaoxin Branch. The interest rate is 7.524% per annum and the loan will mature on June 7, 2008.

Fiscal years ended December 31, 2006 and December 31, 2005

RESULTS OF OPERATIONS

As the following table shows, Shaanxi Tianren’s results for net sales, gross profit, operating income and net income for the year ended December 31, 2006 were all significantly higher than for the year ended December 31, 2005. The increases were due to the consummation of a series of acquisition transactions in 2005 and 2006, including our acquisition of all assets of Shaanxi Fruit Processing Factory (“Shaanxi Fruit”) in December 2005 and our acquisition of a 91.15% ownership interest in Xi’an Tianren through a series of transactions in 2006. As a result of these acquisitions, we have consolidated Shaanxi Fruit and Shaaxi Tianren’s financial statements into Shaanxi Tianren’s financial statements for the year ended December 31, 2006. Prior to our acquisition of Shaanxi Fruit, we conducted our manufacturing activities out of leased facilities from Shaanxi Fruit. Our acquisition of Shaanxi Tianren was accounted for using the purchase method, and the financial statements of Shaanxi Tianren and Xi’an Tianren were consolidated from May 27, 2006 forward.  During the two month period immediately after we acquired Xi’an Tianren in May 2006, we temporarily suspended its production to engage in extensive technological and facility upgrades as well as personnel training. We resumed production thereafter. Therefore, for fiscal year 2006, Xi’an Tianren generated revenues only for the period between August and December.

	Twelve Months Ended December 31,
	2005	2006	Change
Net Sales	7,027,889	17,427,204	147.97%
Cost of Goods Sold	4,471,432	10,105,327	126%
Gross Profit	2,556,457	7,321,877	186.41%
Gross Margin	36.36%	42.01%	15.54%
Operating Expenses	937,294	1,069,970	14.16%
Income from Operations	1,619,163	6,251,908	286.12%
Net Income	1,035,384	3,845,270	271.39%

Net sales

Net sales during 2006 were $17,427,204 for the year ended December 31, 2006, a 147.97% increase as compared to a net sales of $7,027,889 for the year ended December 31, 2005. The increase was partially due to our acquisition of operating assets of Shaanxi Fruit in December 2005. We, thereafter, upgraded the production facilities which resulted in increased production capacity and sales. The increase was also due to our acquisition of a91.15% ownership interest in Xi’an Tianren in 2006 and the resulting financial consolidation of the two entities. Additionally, there was a better yield in fruit supply in 2006 as compared to that in 2005, which led to higher production and sales in 2006 as compared to 2005.

Cost of Goods Sold

Cost of goods sold increased to $10,105,327 for the fiscal year ended December 31, 2006, an increase of 126% as compared to $4,471,432 for the fiscal year ended December 31, 2005. This increase is due primarily to our increased purchase of fruits to supply our expanded production, as well as the consolidation of the financials of Xi’an Tianren into our financials.

Gross Profit

Gross profit increased 186.41% to $7,321,877 for the fiscal year ended December 31, 2006, as compared to $2,556,457 for the fiscal year ended December 31, 2005. Gross margin increased 15.54% during the period, largely because we added kiwi juice products to our product offering as a result of our acquisition of Xi’an Tianren in May 2006. Concentrated kiwi juice general has a higher gross margin at approximately 58% as compared to our then existing juice products, such as concentrated pear juice which has a gross margin of approximately 40%.

Income from Operations

Income from operations increased 286.12% to $6,251,908 for the fiscal year ended December 31, 2006, as compared to $1,619,163 for the fiscal year ended December 31, 2005. As a percentage of net sales, operating income was approximately 37.23% for the fiscal year ended December 31, 2006, representing an increase of 76.77% from 22.90% for the fiscal year ended December 31, 2005. The increase in income from operations was due to the drastic increase in net sales in fiscal year 2006 while the operating expenses remained relatively stable in 2006.

Operating Expenses

Operating expenses were $1,069,969 for the fiscal year ended December 31, 2006, an increase of 14.16% as compared to $937,294 for the fiscal year ended December 31, 2005. The increase was due to the addition of operating expenses incurred by Xi’an Tianren to our total operating expenses.

Net Income

Net income was $3,845,270 for the fiscal year ended December 31, 2006, an increase of 271.39% from $1,035,384 for the fiscal year ended December 31, 2005. This increase is attributable to our acquisition of Xi’an Tianren in May 2006 and the subsequent consolidation of Xi’an Tianren’s financials.

LIQUIDITY AND CAPITAL RESOURCES

The table below sets forth certain items on our balance sheet reflecting the changes to our financial conditions as of December 31, 2006 from our financial condition as of December 31, 2005.

	As of December 31,
	2005	2006	change
Cash and Cash Equivalents and Marketable Securities	593,446	2,135,173	259.79%
Accounts Receivable	277,748	5,151,634	1,754.79%
Inventory	1,233,790	765,711	-37.94%
Accounts Payable	1,986,253	631,019	-68.23%
Related Party Payable	329,200	1,950,892	492.62%
Taxes Payable	302,730	1,583,884	423.20%
Short Term Loans	1,117,755	0

Cash and Cash Equivalents

Cash and cash equivalents increased 259.79% to $2,135,173 for the fiscal year ended December 31, 2006, as compared to $593,446 for the fiscal year ended December 31, 2005, primarily as a result of the increase of net cash provided by financing activities in 2006. In 2006, net cash provided by financing activities increased 212.37% to $4,453,672 as compared to net cash provided by financing activities of $1,425,790 in 2005. The increase was due to a capital contribution made by our shareholders in the amount of approximately $6,271,558 in 2006. Net cash used in investing activities decreased 34.79% in 2006 to $5,080,680 from net cash used in investing activities of $7,791,538 in 2005. The fluctuation of net cash used in investing activities was primarily caused by our acquisitions in 2005 and 2006 and the prices we paid for such acquisitions. In 2005, we paid $6,808,060 for fixed assets, including the operational assets of Shaanxi Fruit. In 2006, we purchased a 91.15% equity interest in Xi’an Tianren for a purchase price of $4,573,221, including a cash payment of $4,213,662. Net nash provided by operating activities decreased 54.24% in 2006 to $2,117,594 from $4,627,490 of Net Cash Provided by Operating Activities in 2005. The decrease was attributable to the adjustments to our net sales caused by the significant increase in our accounts receivable and taxes payable as of December 31, 2006 as compared to that of December 31, 2005, as described elsewhere in this section.

	As of December 31,
	2005	2006	Change
Net Cash Provided by Operating Activities	4,627,490	2,117,594	-54.24%
Net Cash Used in Investing Activities	7,791,538	5,080,670	-34.79%
Net Cash Provided by Financing Activities	1,425,790	4,453,672	212.37%

Cash and Cash Equivalents and Marketable Securities	593,445	2,135,173	259.79%

Accounts Receivable

Accounts receivable increased 1,854.79% to $5,151,634 (representing 29.22% of our Net Sales for 2006) as of December 31, 2006, as compared to $277,748 (representing 3.91% of our net sales for 2005) as of December 31, 2005. All our accounts receivables consisted of amounts owed to our company before their due dates and were within one year old.

This increase in accounts receivable was primarily attributable to the increase of our sales as a result of our acquisition of Xi’an Tianren in May 2006. The increase of our accounts receivable as a percentage of Net Sales to 29.22% in 2006 from 3.91% was due to the fact that the accounts receivables of Shaanxi Tianren accounted for more than 80% of our consolidated accounts receivable. Shaanxi Tianren experienced a sales peak in December 2006 without having collected all the accounts receivables by the year end. In 2007, we took a few measures to manage and reduce our outstanding accounts receivables, including tightening our customer credit management, shortening collection cycles, increasing the effectiveness of our internal controls over accounts receivables and strengthening the training of our sales staff in their collection efforts. As of October 2007, we have collected all our accounts receivable outstanding as of December 31, 2006.

Inventory

As of December 31, 2006, our inventory decreased 37.94% to $765,711 from $1,233,790 as of December 31, 2005. This decrease was due mainly to the rapid sales of our finished products, which reduced the amount of low-value consumables and packaging materials and merchandise in hand. Effective inventory management enables the Company to ensure the supply in the non-production period in the following year while avoiding any overstock and deterioration of the inventory. The 15.48% increase of our raw materials was due partially to the price increase in raw materials and partially due to our consolidation of Xi’an Tianren’s raw materials into inventory. Because our management is aware that reduced raw materials in inventory may create a risk of material shortages, we maintain good working relationships with our suppliers to ensure the materials are supplied when needed.

Set forth below is a breakdown of our inventory composition:

	As of December 31,
	2005	2006	Change
Finished Products	755,088	287,323	-61.95%
Raw Materials	347,211	400,945	15.48%
Merchandise in Hand	50,647	39,974	-21.07%
Low-value Consumables and Packaging Materials	80,844	37,469	-53.65%
Total Inventory	1,233,790	765,711	-37.94%

Accounts Payable

Our accounts payable decreased to $631,019 as of December 31, 2006 from $1,986,253 as of December 31, 2005, representing a 68.23% decrease. Our accounts payable as of December 31, 2005 consisted largely of debt incurred in acquiring Shaanxi Fruit that was still outstanding in the amount of RMB 11,792,014 (or, approximately $1,461,216). In 2006, we paid off this amount, which reduced our total accounts payable as of December 31, 2006.

Related Party Payable

Our related party payables increased 492.62% to $1,950,892 as of December 31, 2006 from $329,200, which consisted of interest free loans from our then shareholders and related entities with common owners and directors. These loans do not have fixed payment terms. The company used these loans to finance our working capital needs. As of September 30, 2007, this amount was reduced to $65,467.

Taxes Payable

Prior to 2007, we were subject to a 33% income tax rate of the PRC. Our taxes payable as of December 31, 2006 increased to $1,583,884 from $302,730, representing an increase of 423.20%. The increase was attributable to the consolidation of Xi’an Tianren’s taxes payable into our financials.

Loans

During 2005, we borrowed under a short term loan from China Agriculture Bank, Gaoxin Branch Office in the principle amount of $1,098,901 at an interest rate of 7.65% per annum due in November 2006. As of December 31, 2005, the balance of the loan including principle and interest was $1,117,755. During September 2006, we paid off the loan and as of December 31, 2006, we did not have any short term loan outstanding.

Critical Accounting Policies

Management's discussion and analysis of its financial condition and results of operations is based upon Pacific Industry Holding Group Co., Ltd.’s (“Pacific” or “Pacific Industry”) consolidated financial statements, which have been prepared in accordance with United States’ Generally Accepted Accounting Principles (“US GAAP”). Pacific Industry’s financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Pacific Industry believes that the following reflects the more critical accounting policies that currently affect Pacific Industry’s financial condition and results of operations.

Pacific was incorporated on November 26, 2006 in the Republic of Vanuatu by shareholders of Shaanxi Tianren. On September 28, 2007, Pacific acquired 99% of Shaanxi Tianren through a reorganization between entities under common control.  Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 Appendix D and is presented as if it had occurred at the beginning of the first period presented. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized. The consolidated entity is referred to as “the Company” in Pacific Industry’s consolidated financial statements.

Shaanxi Tianren was incorporated on August 8, 2001 in the People’s Republic of China (“PRC”) located in Xi’an High-Tech Industrial Development Zone. The Company is principally engaged in developing, manufacturing and selling mostly concentrated pear and apple juices, juice concentrate, fruit beverages, agricultural products and packing supplies in the People’s Republic of China.

Xian Tianren Modern Organic Company, Ltd. (“Xian Tianren”), formerly known as “Xian Jiaoda Qianmei Modern Food Company Ltd.”, was incorporated on December 22, 2002 in the People’s Republic of China (“PRC”). The Company is principally engaged in developing, manufacturing and selling mostly concentrated kiwi and peach juices and organic agricultural fruit supplies in the People’s Republic of China.

On May 27, 2006, Shaanxi Tianren purchased 91.15% of Xian Tianren for RMB$36,460,000 (US$4,573,221). The acquisition was accounted for using the purchase method, the financial statement was consolidated on the purchase date and forward.

Consolidation

The consolidated financial statements include the accounts of Shaanxi Tianren, Xian Tianren and Pacific. All material inter-company accounts and transactions have been eliminated in consolidation.

The consolidated financial statements are prepared in accordance with US GAAP.. This basis differs from that used in the statutory accounts of Shaanxi Tianren and Xian Tianren, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Accounts Receivable

Accounts receivable and other receivables are recognized and carried at the original invoice amount less an allowance for any uncollectible amount. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, the current economic climate as well as its evaluation of the collectibility of outstanding accounts. Receivable amounts outstanding more than 6 months are written off 100%. The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories

Inventories consist primarily of raw materials and packaging (which includes ingredients and supplies) and finished goods (which includes finished juice in our bottling and canning operations.) Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods.

Revenue Recognition

The Company recognizes revenue on the sales of its products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when the Company believes that collectibility is reasonably assured. The Company sells primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Buildings      20-30 years
Machinery and equipment  10 years
Furniture and office equipment  5 years
Motor vehicles    5 years

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the closing rate method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109 “Accounting for Income Taxes”, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company has recorded no deferred tax assets or liabilities as of September 30, 2007, since nearly all differences in tax basis and financial statement carrying values are permanent differences.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shaanxi Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Shaanxi Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Minority Interest in Subsidiary

Minority interest represents the minority stockholders’ proportionate share of 1% of the equity of Shaanxi Tianren and 8.85% of the equity of Xian Tianren.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth certain information as of February 27, 2008 with respect to the beneficial ownership of our Common Stock, the sole outstanding class of our voting securities, by (i) any person or group owning more than 5% of each class of voting securities, (ii) each director, (iii) each executive officer named in the Summary Compensation Table in the section entitled “Executive Compensation” below and (iv) all executive officers and directors as a group.

As of February 27, 2008 the only classes of voting securities of the Company were the Company’s Common Stock, par value $.001 per share and the Company’s Series A Convertible Preferred Stock, par value $.001 per share (“Series A Stock”). The Company also has a class of Series B Convertible Preferred Stock, par value $.001 per share (“Series B Stock”), but the holders of such class do not have the right to vote in the election of directors and are thus not considered voting securities

As of February 27, 2008, an aggregate of 87,281,218 shares of our Common Stock and an aggregate of 1,000,000 shares of our Series A Stock were outstanding.

In determining the percentage of Common Stock beneficially owned by a person on February 27, 2008, we divided (a) the number of shares of Common Stock beneficially owned by such person, by (b) the sum of the total number of shares of Common Stock outstanding on February 27, 2008, plus the number of shares of Common Stock beneficially owned by such person which were not outstanding, but which could be acquired by the person within 60 days after February 27, 2008 upon the exercise of warrants or the conversion of convertible securities.

Title of Class	Name and Address of Beneficial Owners (1) (2)	Amount and Nature of Beneficial Ownership	Percent of Class
Series A Convertible Preferred Stock	Hongke Xue (3)	800,000	80.0%
Series A Convertible Preferred Stock	Lin Bai (4)	100,000	10.0%
Series A Convertible Preferred Stock	Sixiao An (5)	100,000	10.0%
Common Stock	Barron Partners 730 Fifth Avenue, 9th Floor New York, New York 10019	6,794,118 (6)	7.2%
Common Stock	Grover Moss	19,414,634	22.2%
Common Stock	Joseph I. Emas Law Offices 1224 Washington Avenue Miami Beach, Florida 33139 (7)	12,195,122	22.2%
Common Stock	Walker Street Associates	12,195,122	14.0%
Common Stock	Burr Northrop 1181 Village Dr, Chino Hills, CA 91709	10,500,000	12.0%
Common Stock	All officers and directors as a group (one person)	12,195,122	14.0%

(1)
Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power or as to which such person has the right to acquire such voting and/or investment power within 60 days.

(2)
Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares and the address of such person is c/o the Company, at Room 1404 and Room 1403, A-4F Tongxinge, Xietong Building, Gaoxin 2nd Road, Hi-Tech Industrial Zone, Xi’an, Shaanxi province, PRC 710065.

(3)
Consists of 800,000 shares owned of record by Fancylight Limited, a British Virgin Islands company (“Fancylight”). Fancylight and Hongke Xue have entered into a Call Option Agreement pursuant to which Mr. Xue has the right to acquire all of such shares. Fancylight and Mr. Xue have also entered a Voting Trust Agreement, dated as of February 25, 2008under which Mr. Xue has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Mr. Xue may be deemed to be the sole beneficial owner of such shares.

(4)
Consists of 100,000 owned by China Tianren Organic Food Holding Company Limited, as attorney-in-fact for certain persons. China Tianren Organic Food Holding Company Limited (“Organic”) is a British Virgin Islands company. Organic and Lin Bai have entered into a Voting Trust and Escrow Agreement dated as of February 25, 2008 pursuant to which Lin Bai has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Lin Bai may be deemed to be the sole beneficial owner of such shares.

(5)
Consists of 100,000 owned by Winsun Limited, as attorney-in-fact for certain persons. Winsun Limited (“Winsun”) is a British Virgin Islands company. Winsun and Sixiao An have entered into a Voting Trust and Escrow Agreement dated as of February 25, 2008 pursuant to which Sixiao An has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Sixiao An may be deemed to be the sole beneficial owner of such shares.

(6)
Consists of 6,794,118 shares of Common Stock issuable upon exercise of currently exercisable warrants. Barron Partners, LP also owns of record an aggregate of 3,365,147 shares of Series B Stock. Such Series B Stock will be automatically converted into shares of Common Stock upon the effectiveness of a 1 for 328.72898 reverse stock split of the Company’s Common Stock. However, since such reverse stock split may not be effectuated until more than 60 days after February 27, 2008, as of February 27, 2008 Barron Partners is not deemed to beneficially own shares of Common Stock by virtue of its ownership of Series B Stock

(7)	Joseph I. Emas is a director of the Company.

DIRECTORS AND EXECUTIVE OFFICERS

The Company’s Directors and Executive Officers

On February 22, 2008, Terrence Leong resigned from our Board of Directors to pursue other interest and was replaced by Joseph I. Emas.

On February 26, 2008, in connection with the change of control of the Company described in Item 5.01 of this Current Report on Form 8-K, we have appointed Yongke Xue as our board of directors and we also appointed Mr. Xue to replace Terrence Leong and as our Chief Executive Officer.  Each of our current executive officers and each of our directors is a resident of the PRC.  As a result, it may be difficult for investors to affect service of process within the United States upon them or to enforce court judgments obtained against them in the United States courts.

Directors and Executive Officers	Position/Title	Age
Yongke Xue	Chairman of Board, CEO	42
Joseph I. Emas	Director	53

Yongke Xue, Chairman of Board and CEO. Mr. Xue has been serving as our director since February 26, 2008 in upon consummation of the transactions under the Agreement. Mr. Xue has served as the Director at Shaanxi Tianren Organic Food Co., Ltd. since 2005. Mr. Xue served as the general manager of Shaanxi Hede Venture Capital Management Co., Ltd. from January 2006 to June 2007. Prior to that, he served as the business director of the investment banking division of Hualong Securities Co., Ltd. from April 2001 to December 2005. He also Acted as the vice general manager of Shaanxi Huaye Foods Co., Ltd. from July 1998 to March 2001. From July 1989 to June 1998, he worked at the Northwestern Materials Bureau of the PLA General Logistics Department. Mr. Xue graduated from Xi’an Jiaotong University with a degree of MBA in 2000. Mr. Xue graduated from National University of Defence Technology in July of 1989 and he majored in Metal Material & Heat Treatment and holds a bachelor’s degree.

Joseph I. Emas, Director. Mr. Emas has been serving as our director since February 22, 2008. Mr. Emas is licensed to practice law in Florida, New Jersey and New York. Mr. Emas specializes in securities regulation, corporate finance, mergers and acquisitions and corporate law. Mr. Emas received his Honors BA at University of Toronto, Bachelor of Administrative Studies, with distinction, at York University in Toronto, his JD, cum laude from Nova Southeastern Shepard Broad Law School and his LL.M. in Securities Regulation at Georgetown University Law Center. Mr. Emas was an Adjunct Professor of Law at Nova Southeastern Shepard Broad Law School. Mr. Emas received the William Smith Award, Pro Bono Advocate for Children in 2000 and the 2006 Child Advocacy Award in Florida and is the author of “Update of Juvenile Jurisdiction Florida Practice in Juvenile Law.” Mr. Emas was been a member of the Juvenile Court Rules Committee for the State of Florida from 1999 through 2006, and currently sits on the Florida Child Advocacy Committee.

Directors and Executive Officers of Tianren

Tianren’s current executive officers and Directors are as follows:

Directors and Executive Officers	Position/Title	Age
Hongke Xue	Chairman of Board, CEO	35
Yongke Xue	Director	42
Ke Lu	Director, president	38
Xiaoqin Yan	Director	30

Guang Li	Director, vice president	43
Guolin Wang	Independent director	45
Xinzhong Zhu	Independent director	40
Shenglin Wang	Vice president	45
Chaoxu Li	CFO	54
Lei Chen	Zales Manager	33

Hongke Xue, Chairman of Board. Mr. Xue has served as the Chairman at Tianren since 2003. Mr. Xue served as the CEO of Tianjin Tangshan Fengyuan Metal Products Co., Ltd., a Sino-foreign joint venture, from March 2002 to March 2003. Prior to that, he was the general manager of Baoji Industrial Products Co., Ltd., a whole foreign-owned enterprise from April 2001 to March 2002. From October 1997 to April 2001, he served as the vice general manager of Shaanxi Depu Industry and Trade Co., Ltd. Mr. Xue graduated from. Lanzhou University of Finance and Economics in July of 1995 and he majored in Business management and hold a bachelor’s degree.

 Yongke Xue, Director. Mr. Xue has served as a Director of Tianren since 2005. Mr. Xue served as the general manager of Shaanxi Hede Venture Capital Management Co., Ltd. from January 2006 to June 2007. Prior to that, he served as the business director of the investment banking division of Hualong Securities Co., Ltd. from April 2001 to December 2005. He also acted as the vice general manager of Shaanxi Huaye Foods Co., Ltd. from July 1998 to March 2001. From July 1989 to June 1998, he worked at the Northwestern Materials Bureau of the PLA General Logistics Department. Mr. Xue graduated from Xi’an Jiaotong University with an MBA degree in 2000. Mr. Xue obtained his Bachelor’s Degree from the National University of Defense Technology in July of 1989 with a major in Metal Material & Heat Treatment..

Ke Lu, Director, President. Mr. Lu has served as a Director and President of Tianren since 2006.. Mr. Lu was general manager of the Ningxia Business Division of Shaanxi Tongda Fruit Juice & Beverage Group Co., Ltd. from October 2004 to March 2006. Prior to that, he was the general manager and director of Huludao Wonder Fruit Co., Ltd. from December 2003 to October 2004. He served as the general manager and deputy board chairman of Dalian Purelove Fruit Juice Co., Ltd. from August 1995 to December 2003. Mr.Lu graduated from Dalian Polytechnic University with a bachelor’s degree in July of 1995 majoring in Food Science and Engineering..

Xiaoqin Yan, Director. Ms. Yan has been a Director of Tianren since 2006. From March 2004 to June 2005, Ms. Yan held positions as Manager of Human Resources of Express Worldwide Ltd. Ms. Yan served as the manager of logistics of Tianjin Dingyuan International Foods Co., Ltd. from October 1999 to July 2003. Ms. Yan graduated in July 1999 from the Air Force University of Engineering majoring in Computer Technology.. In July of 2006 she obtained a bachelor’s degree in Business Management from PLA Military School.

Guang Li, Director, Vice President. Mr. Li has served as the Director and Vice President of Tianren since 2005. He previously held the position of Vice General Manager of the Operation Dept. at Weinan Haisheng Fruit Industry Co., Ltd. from May 2003 to June 2004. Mr. Li also served as the Vice General Manager of the Operation Dept. at Dalian Haisheng Fruit Industry Co., Ltd. from July 2002 to April 2003. Prior to that, he was as the assistant to the President and Vice General Manager of Operation sat Xi’an Bite Group from April 1998 to June 2002. From July 1994 to April 1998, he served at Xiamen Royal Electronics Co., Ltd. (a Japanese-funded enterprise) as a supervisor in the Quality Control Dept. and manager of the Quality Control Dept. and Production Dept. Mr. Li obtained a Bachelor’s Degree from Beijing Jiaotong University in July of 1991. He majored in Business Management.

Guolin Wang, Independent director. Mr. Wang has served as a Director of Tianren since 2005. From 1996, he was a professor in the Finance Department of the Management School and the Economics and Finance School of Xi’an Jiaotong University. He served as a director and Chairman of Xi’an Changtian Environmental Protection Engineering Co., Ltd. from February 2006 to June 2007. Mr. Wang Acted as the head of the Management School Graduate Office and Chinese-Singapore Management Doctor Center Office of Xi’an Jiaotong University from 1988 to 1996. Mr. Wang graduated from Xi’an Jiaotong University in July1983. He majored in Electronics & Telecommunication and attained a bachelor’s degree of Science. He graduated from The School of Economics & Finance of Xi’an Jiaotong University in 2006. He majored in Management Science and Engineering and received a doctor’s degree.

Xinzhong Zhu, Independent director. Mr. Zhu has served as an independent director of Tianren since 2005. He has beens the President of Jiaxin Investment Development Co., Ltd. since March 2007. He was the general manager of the Financial Business Division of Xinzheng Industry Development Corporation under China National School of Administration from March 2005 to February 2007. He served as the general manager of Shanghai Wending Investment Development Co., Ltd. from October 2001 to February 2005. Prior to that, Mr. Zhu taught at the University of International Business and Trade (China Finance School) from August 1994 to July 2005. Mr Zhu graduated from Beijing University in July 1991 with a Bachelor’s degree, majoring in Structure Mechanics. In 1994, he graduated from Liaoning University with a master’s degree, with a major in Finance. In 2007, he graduated from Sun Yan-Sen University with a doctor’s degree in Finance.

Shenglin Wang, Vice President. Mr. Wang has served as the Vice President of Tianren since 2005. He served as the Vice General Manager and General Manager of Xi’an Jiaotong University Qinmei Modern Agriculture Co., Ltd. from 2002 to 2006. From 1994 to 2002, he worked at Shaanxi Xirui Group in various capacities as the head of production, the assistant to the factory director, general engineer and group supervisor. Mr. Wang graduated from Southern Yangtze University in July of 1984 with a bachelor’s degree. He majored in Food Science and Engineering and obtained a master’s degree in 1989.

Chaoxu Li, CFO. Mr. Li has served as the CFO of Tianren since 2005. He served at Shaanxi Xilan Natural Gas Co., Ltd. from 2003 to 2005. Prior to that, he served at Shaanxi Qinfeng Agriculture Co., Ltd. from January 2003 to March 2003. He served at Yangling District Yuanye Beverage Co., Ltd. from March 2001 to December 2002. Mr. Li graduated from Northwest A&F University in 1989 with a Bachelor’s degree. He majored in accounting..

Lei Chen, Sales Manager. Ms. Chen served as the Sales Manager of Tianren since 2006. She served as the sales manager of the Chinese market department and the head of the foreign sales department of Shaanxi Haisheng Fruit Industry Development Co., Ltd. from July 2000 to April 2006. Ms. Chen graduated from Xi’an International Studies University with a Bachelor’s degree in 1997. She majored in English.

 Mr. Hongke Xue and Mr. Yongke Xue are brothers. There are no other family relationships among directors or executive officers of Tianren. To our knowledge, none of our directors and executive officers (including the directors and executive officers of our subsidiaries) has been involved in any of the following proceeding during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert

Our board of directors currently acts as our audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We currently do not have a member who qualifies as an “audit committee financial expert” as defined in Item 407(e)(5) of Regulation S-B and is “independent” as the term is used in Item 407(a)(1)) of Regulation S-B under the Securities Exchange Act of 1934 . Our board of directors is in the process of searching for a suitable candidate for this position.

EXECUTIVE COMPENSATION

The Company’s executive officers currently do not receive any compensation for serving as executive officer of the Company or Pacific Industry, but are compensated by and through Tianren. The following table sets forth information concerning cash and non-cash compensation paid by Tianren to the Company’s Chief Executive Officer for each of the two fiscal years ended December 31, 2007 and December 31, 2006. No executive officer of the Company, Pacific Industry or Tianren received compensation in excess of $100,000 for any of those two years.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation (S)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Yongke Xue CEO	12/31/2006	$0.00	-	-	-	-	-	-	$0.00
	12/31/2007	$0.00	-	-	-	-	-	-	0.00

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Yongke Xue, the Chairman of the Board, and Chief Executive Officer of the Company, owns 80% of the equity interest of Shaanxi Hede Venture Capital Management Co., Ltd. (“Hede”), a PRC company. Xiaoqin Yan, a director of Tianren, owns the remaining 20% of Hede..

Hede leases to Tianren all of the assets and facilities of the Huludao Wanjia fruit factory under a lease dated June 2, 2007 between Hede and Tianren. The lease is for a term of one year from July 1, 2007 to June 30, 2008. The monthly rent under the lease is RMB300,000 (approximately $42,182) . Upon execution of the lease, Hede was paid RMB1.8 million, representing the first 6 months rent, and an additional performance guaranty payment of RMB1.2 million.

On June 6, 2007 Tianren loaned to Hede RMB 7 million (approximately $984,265) pursuant to a Loan Agreement entered into by the parties on June 5, 2007. The entire principal of the loan is due on June 5, 2008.

On August 1, 2007 Tianren loaned to Hede RMB 20 million (approximately $2,812,188) pursuant to a Loan Agreement entered into by the parties on such date. The loan mas made to enable Hede to purchase the Huludao Wanjia fruit factory. The loan is due on August 1, 2008. The loan agreement provides that no interest shall accrue on the outstanding amount of the loan, but that that if Hede does not pay the outstanding loan when due, then it shall be required to pay in addition to the principal of the loan, liquidated damages at the rate of 2% of the loan amount per day.

LEGAL PROCEEDINGS

We know of no material, active, pending or threatened proceeding against us, Pacific Industry or Tianren, nor are we involved as a plaintiff in any material proceeding or pending litigation.

MARKET FOR OUR COMMON STOCK

We have three classes of equity securities: (i) Common Stock, par value $.001 per share (“Common Stock”), 87,281,218 shares of which are outstanding as of the date of this Current Report, held by approximately 85 shareholders of record, (ii) Series A Convertible Preferred Stock, par value $.001 per share, (“Series A Stock”), 1,000,000 shares of which are outstanding as of the date of this Current Report, held by three persons and (iii) Series B Convertible Preferred Stock, par value $.001 per share of which 5,448,480 are outstanding as of the date of this Current Report, held by three stockholders. Our Common Stock is quoted on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "EEVT.OB".

There has been only sporadic trading in shares of our Common Stock since our shares have been quoted on the OTCBB.

Penny Stock Regulations

  The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price of less than $5.00 per share. Our Common Stock, when and if a trading market develops, may fall within the definition of penny stock and be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000, or annual incomes exceeding $200,000 individually, or $300,000, together with their spouse).

For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's prior written consent to the transaction. Additionally, for any transaction, other than exempt transactions, involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell the our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Dividends

Our board of directors has not declared a dividend on our Common Stock during the last two fiscal years or the subsequent interim period and we do not anticipate the payments of dividends in the near future as we intend to reinvest our profits to grow our business.

RECENT SALES OF UNREGISTERED SECURITIES

Please see Item 3.02 - “Unregistered Sales of Equity Securities,” of this Current Report, which is incorporated herein by reference.

DESCRIPTION OF SECURITIES

 Authorized Capital Stock. Our authorized capital stock consists of: (i) 100,000,000 shares of Common Stock; (ii) 1,000,000 shares of Series A Stock and 7,000,000 shares of Series B Stock.

The following is a summary of the material terms of our capital stock. This summary is subject to and is qualified in its entirety by the Company’s Amended and Restated Articles of Incorporation, Certificates of Designation of the Series A Stock and the Series B Stock, By-laws and the applicable provisions of Florida law.

Common Stock

Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. According to our charter documents, holders of our Common Stock do not have preemptive rights, and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our stockholders. Shares of Common Stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of Common Stock are fully paid and non-assessable.

The Series A Stock

In connection with the Share Exchange, we designated 1,000,000 shares of Series A Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. The rights and preferences of the Series A Stock are set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock which we filed with the Secretary of State of Florida on February 22, 2008. The following is a summary of the rights and preferences:

No Dividends. No dividends are payable with respect to the Series A Stock unless we pay dividends to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A Stock will be entitled to receive dividends in an amount or value as would have been payable on the number of shares of Common Stock into which each share of Series A Stock would be convertible. The rights of holders of Series A Stock to receive dividends are subject to the rights of any holder of our Series B Stock or other senior stock.

Mandatory Conversion. We are required to file an amendment to our Articles of Incorporation (“Amendment”) with the Secretary of State of the State of Florida effecting a 328.72898-for-1 reverse stock split of our Common Stock (or a split using such other ratio that may be required) (the “Reverse Split”). Upon effectiveness of such reverse stock split, all the outstanding shares of Series A Stock will immediately and automatically convert into shares of Common Stock without any notice or action required on us or on the holders of Series A Stock or Common Stock (the “Mandatory Conversion”). In the Mandatory Conversion, each holder of Series A Preferred will be entitled to receive twenty two and 62/10,000 (22.0062) shares of fully paid and non-assessable Common Stock for every one (1) share of Series A held (the “Conversion Rate”).

Voting Rights. The holders of shares of Series A Stock shall be entitled to the following voting rights:

(a)	Those voting rights required by applicable law; and
(b)           The right to vote together with the holders of the Common Stock and Series B Stock, as a single class, upon all matters submitted to holders of Common Stock for a vote, with each share of Series A Preferred Stock carrying a number of votes equal to the number of shares of Common Stock issuable in a Mandatory Conversion (as described below).

Redemption; Liquidation Preference. The Series A Stock shall not be redeemable and shall have no liquidation preference.

Series B Stock

In connection with the Share Exchange, we designated 7,000,000 shares of Series B Stock out of our total authorized number of 10,000,000 shares of Preferred Stock, par value $0.001 per share. The rights and preferences of the Series B Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock which we filed with the Secretary of State of Florida on February 22, 2008. The following is a summary of the rights and preferences:

No Dividends. No dividends are payable with respect to the Series A Stock and no dividends can be paid on our Common Stock while the Series B Stock is outstanding.

Voting Rights. The Series B Stock shall have no voting rights, except as required by Florida law. However, so long as any shares of Series B Stock are outstanding, we cannot, without the affirmative approval of the holders of 75% of the shares of the Series B Stock then outstanding,

(a) alter or change adversely the powers, preferences or rights given to the Series B Stock or alter or amend the Certificate of Designations of the Series B Stock,

(b) authorize or create any class of stock (other than Series A Stock) ranking as to dividends or distribution of assets upon a liquidation senior to or otherwise pari passu with the Series B Stock, or any series of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series B Stock,

(c) amend our certificate of incorporation or other charter documents in breach of any of the provisions hereof,

(d) increase the authorized number of shares of Series B Stock or the number of authorized shares of Preferred Stock.

Liquidation Preference. On liquidation the holders are entitled to receive $1.20 per share (out of available assets) before any distribution or payment can be made to the holders of any junior securities.

Conversion at Option of Holder. Upon effectiveness of the Reverse Split, each share of Series B Stock is convertible at any time into one share of common stock at the option of the holder.]If the conversion price (initially $1.20) is adjusted, the conversion ratio will likewise be adjusted and the new conversion ratio will be determined by multiplying the conversion ratio in effect by a fraction, the numerator of which is the conversion price in effect before the adjustment and the denominator of which is the new conversion price.

  Automatic Conversion on Change of Control. In the event of a “change of control” the shares of Series B Stock will be automatically converted into common stock. A “change in control” means a consolidation or merger of us with or into another company or entity in which we are not the surviving entity or the sale of all or substantially all of our assets to another company or entity not controlled by our then existing stockholders in a transaction or series of transactions.

4.9% Beneficial Ownership Limitation. Except in certain circumstances, the right of the holder to convert the Series B Stock is subject to the 4.9% limitation, with the result we shall not effect any conversion of the Series B Stock, and the holder has no right to convert any portion of the Series Stock, to the extent that after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own in excess of 4.9% of the number of shares of common stock outstanding immediately after giving effect to such conversion.  Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act, and Regulation 13d-3 thereunder. The 4.9% limitation may not be waived or amended.

Liquidated Damages for Failing to Timely Deliver Certificates: If we fail to deliver the appropriate stock certificates within three trading days of the conversion date, we are required to pay the holder, in cash, liquidated damages the amount by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed.

Certain Adjustments.

Stock Dividends and Stock Splits. Appropriate adjustments will be made to the conversion ratio in the event of a stock dividend, stock distribution, stock split or reverse stock split or reclassification with respect to the outstanding shares of common stock.

Price Adjustment; Full Ratchet. From and after February 26, 2008 and until such time as the investors hold less than 20% of the Series B Stock, except for certain exempt issuances not to exceed 5% of the outstanding shares of Common Stock for every two year period, certain issuances as to which price adjustment has already been made, in the event we issue Common Stock at a price, or issue warrants, options, convertible debt or equity securities with a exercise price per share or conversion price which is less than the conversion price then in effect, then the conversion price will be reduced, concurrently with such issue or sale, to such lower price.

Subsequent Transactions. For so long as any investor holds any of the Series B Stock, we are prohibited from effecting or entering into an agreement to effect any transactions involving a “Variable Rate Transaction” or an “MFN Transaction”.

  Subsequent Rights Offerings. We are prohibited from, at any time while the Series B Stock is outstanding, issuing rights, options or warrants to holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the then applicable conversion price.

Pro Rata Distributions. If we distribute to the holders of common stock evidences of its indebtedness, assets, rights or warrants to subscribe for or purchase any security, then in each case the conversion price shall be determined by multiplying the conversion price by a fraction the numerator of which is the VWAP minus the then fair market value at such record date of the portion of the assets or evidence of indebtedness so distributed applicable to one outstanding share of the common stock as determined by the Board of Directors in good faith and the denominator of which is the VWAP on the record date,.

Fundamental Transaction. If we effect a merger, sell all or substantially all of our assets, any tender offer or exchange offer is completed pursuant to which holders of common stock are permitted to tender or exchange their shares for other securities, cash or property, or we effect any reclassification of the common stock or any compulsory share exchange pursuant to which the common stock is effectively converted into or exchanged for other securities, cash or property (each, a “fundamental transaction”), then on subsequent conversion of the Series A Preferred Stock, the holder has the right to receive, for each share of common stock that would have been issuable on such conversion absent such fundamental transaction, the same kind and amount of securities, cash or property as the holder would have been entitled to receive on the occurrence of the fundamental transaction as if the holder had been, immediately prior to such fundamental transaction, the holder of common stock.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s capital stock is Holladay Stock Transfer, 2939 North 67th Place, Scottsdale, Arizona 85251 and its main telephone number is 480-481-3940.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Florida Business Corporation Act provides that a person who is successful on the merits or otherwise in defense of an action because of service as an officer or director or a corporation, such person is entitled to indemnification of expenses actually and reasonably incurred in such defense. F.S. 607.0850(3)

Such act also provides that the corporation may indemnify an officer or director, advance expenses, if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action, had no reasonable cause to believe his conduct was unlawful. F.S. 607.0850(1)(2).

A court may order indemnification of an officer or director if it determines that such person is fairly and reasonably entitled to such indemnification in view of all the relevant circumstances. F.S. 607.0850(9).

Article VIII of our Amended and Restated Articles of Incorporation authorizes us, among other things, to indemnify our officers, directors, employees or agents against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with certain actions, suits or proceedings if they acted in good faith and in a manner in which they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, has no reasonable cause to believe their conduct was unlawful. Article VII of our By—laws authorizes us to indemnify our officers and directors to the fullest extent authorized or permitted by the Florida Business Corporation Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed hereby in the Securities Act and we will be governed by the final adjudication of such issue.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Please see Item 9.01 - “Financial Statements and Exhibits” of this Current Report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the U.S. Securities and Exchange Commission (the “SEC”), located on 100 F Street NE, Washington, D.C. 20549, Current Reports on Form 8-K, Quarterly Reports on form 10-QSB, Annual Reports on Form 10-KSB, and other reports, statements and information as required under the Securities Exchange Act of 1934, as amended.

The reports, statements and other information that we have filed with the SEC may be read and copied at the Commission's Public Reference Room at 100 F Street NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330.

The SEC maintains a web site (HTTP://WWW.SEC.GOV.) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us. You may access our SEC filings electronically at this SEC website. These SEC filings are also available to the public from commercial document retrieval services.

Item 3.02 Unregistered Sales of Equity Securities.

Issuance of Series A Stock in Acquisition of Pacific Industry

Under the Share Exchange Agreement, on February 26, 2008, we issued 1,000,000 shares of our Series A Stock in exchange for all of the outstanding shares of the common stock of Pacific Industry. At the completion of that share exchange, Pacific Industry became the Company’s wholly owned subsidiary. The Share Exchange was accomplished in reliance upon Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Issuance of Series B Stock in Private Placement

In connection with the Share Exchange, on February 26, 2008, the Company issued 2,833,333 shares of Series B Stock and warrants to purchase 7,000,000 shares of Common Stock (the “Warrants”) to two investors, in exchange for a cash payment in the amount of $3,400,000. The issuance of the Series B Stock was accomplished in reliance upon Section 4(2) of the Securities Act. Under the stock purchase agreement relating to such sale, the Company also deposited 2,000,000 shares of the Series B Stock into an escrow account to be held by an escrow agent as make good shares in the event the Company’s consolidated pre-tax income and pre-tax income per share, on a fully-diluted basis, for the years ended December 31, 2007, 2008 or 2009 are less than certain pre-determined target numbers.

Under the Securities Purchase Agreement, we are required to register for resale each share of underlying Common Stock sold therein.

On February 26, 2008, the Company issued to Barron Partners an aggregate of 615,147 shares of Series B Stock in exchange for the cancellation of all principal and accrued interest aggregating approximately $5,055,418 on certain promissory notes of the Company held by Barron. The issuance of the Series B Stock was accomplished in reliance upon Section 4(2) of the Securities Act.

Item 5.01 Changes in Control of Registrant

On February 26, 2008 the Company acquired the Pacific Industry Shares, through a share exchange (the “Share Exchange”) in which the Company issued an aggregate of 1,000,000 shares of its Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Stock”) to Pacific Industry’s shareholders in exchange for the Pacific Industry Shares. As a result of the Share Exchange, the former shareholders of Pacific Industry assumed control of the Company. Fancylight Limited, a British Virgin Islands company (“Fancylight”), acquired 800,000 of the 1,000,000 shares of Series A Stock issued on such date. Fancylight and Hongke Xue have entered into a Call Option Agreement pursuant to which Mr. Xue has the right to acquire all of such shares. Fancylight and Mr. Xue have also entered a Voting Trust Agreement, dated as of February 25, 2008u nder which Mr. Xue has been appointed as voting trustee under a voting trust created with respect to all of such shares. Therefore, Mr. Xue may be deemed to be the sole beneficial owner of such shares and by virtue thereof Mr Xue may be deemed to be the controlling person of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On February 26, 2008, Mr. Yongke Xue was elected as a director and Chairman of the Board and Chief Executive Officer of the Company. Mr. Xue, owns 80% of the equity interest of Shaanxi Hede Venture Capital Management Co., Ltd. (“Hede”), a PRC company. For information concerning certain transactions entered into between the Company and Hede in 2007, see the “CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS” section of Item 2.01 herein.

Item. 5.06 Change in Shell Company Status.

As a result of its acquisition of all of the outstanding capital stock of Pacific Industry, as described in Item 2.01, which description is in its entirety incorporated by reference in this Item 5.06 of this Current Report, the Company ceased being a shell company as such term is defined in Rule 12b-2 under the Exchange Act.

Item 9.01  Financial Statements and Exhibits.

(a) FINANCIAL STATEMENTS

The financial statements of Tianren are appended to this Current Report beginning on page F-1.

(b) Pro Forma Financial Statements

(d) The following exhibits are filed with this Current Report

2.1 Share Exchange Agreement, dated as of February 22, 2008 by and among Pacific Industry Holding Group Co. Ltd. (“Pacific”), Terrence Leong, the Company and the shareholders of Pacific. (1)

3.1 Articles of Incorporation of Entech Environmental Technologies, Inc.*

3.2 Amended and Restated Articles of Incorporation of Entech Environmental Technologies, Inc.*

3.3  Certificate of Designations, Preferences and Rights of the Company’s Series A Convertible Preferred Stock.(1)

3.4 Certificate of Designations, Preferences, Rights and Limitations of the Company’s Series B Convertible Preferred Stock.(1)

3.5 Bylaws of Entech Environmental Technologies, Inc.*

4.1 Warrants issued to Barron Partners LP, dated as of February 25, 2008.*

4.2 Warrants issued to EOS Holdings LLC, dated as of February 25, 2008.*

9.1 Voting Trust Agreement, dated as of February 25, 2008, by and among Fancylight Limited and Hongke Xue.*

9.2 Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among Winsun Limited and Sixiao An.*

9.3 Voting Trust and Escrow Agreement, dated as of February 25, 2008, by and among China Tianren Organic Food Holding Company Limited.and Lin Bai.*

10.1 Series B Convertible Preferred Stock Purchase Agreement by and among the Company, Barron Partners LP and EOS Holdings, LLC, dated as of February 25, 2008.*

10.2 Registration Rights Agreement by and among the Company, Barron Partners LP and EOS Holdings, LLC, dated as of February 25, 2008.*

10.3 Escrow Agreement by and among Shaanxi Tianren Organic Food Co., Ltd., Barron Partners LP, EOS Holdings, LLC and Tri-state Title & Escrow, LLC, dated as of February 6, 2008.*

10.4  Make Good Escrow Agreement by and among the Company, Barron Partners LP, EOS Holdings, LLC and Tri-state Title & Escrow, LLC, dated as of February 25, 2008.*

10.5  Call Option Agreement between Hongke Xue and Fancylight Limited, dated as of February 25, 2008. *

10.6  Share Transfer Agreement by and among Shaanxi Hede Venture Capital Management Co., Ltd., Niu Hongling, Wang Qifu, Wang Jianping, Zhang Wei, Cui Youming and Yuan Ye, dated as of May 31, 2007.*

10.7  Lease Agreement between Shaanxi Tianren Organic Food Co., Ltd. and Shaanxi Hede Venture Capital Management Co., Ltd., dated as of June 2, 2007.*

10.8  Loan Agreement between Shaanxi Tianren Organic Food Co., Ltd. and Shaanxi Hede Venture Capital Management Co., Ltd., dated as of June 5, 2007.*

10.9  Loan Agreement between Shaanxi Tianren Organic Food Co., Ltd. and Shaanxi Hede Venture Capital Management Co., Ltd., dated as of August 1, 2007.*

21.1  Description of Subsidiaries of the Company.*

*File herewith

(1) Incorporated by reference to our Current Report on Form 8-K filed with the Commission on February 28, 2008.

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
(Registrant)

Date: March 3, 2008	By:	/s/ Yongke Xue
Yongke Xue, Chief Executive Officer

Pacific Industry Holding Group Co., Ltd.
Consolidated Financial Statements

(Unaudited)

September 30, 2007

Pacific Industry Holding Group Co., Ltd.
Unaudited Consolidated Financial Statements
September 30, 2007 and 2006

F-1

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
CONSOLIDATED BALANCE SHEET (UNAUDITED)

September 30,
ASSETS	2007
Current assets
Cash and cash equivalents	$2,595,274
Accounts receivable, net of allowance for doubtful accounts of $439	3,347,878
Inventories	3,306,226
Advanced to suppliers	443,073
Other receivables	39,493
Taxes receivable	348,783
Total current assets	10,080,727

Related party receivable	3,827,763
Property, plant and equipment, net	9,759,012
Construction in progress	35,149
Land usage right	2,733,497
Total assets	$26,436,148

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$701,549
Accrued payroll and welfare	249,083
Related party payable	65,467
Other payables	51,340
Advances from customers	3,138,930
Short-term loans	1,331,416
Total current liabilities	5,537,785
Minority interest	880,746
Stockholders' equity
Common stock, 100 shares authorized, issued and outstanding	1,000
Additional paid in capital	10,901,817
Retained earnings	7,870,561
Accumulated other comprehensive income	1,244,239
Total stockholders' equity	20,017,617

Total liabilities and stockholders' equity	$26,436,148

See accompanying notes to consolidated financial statements

F-2

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME
 (UNAUDITED)
	Nine Months Ended,
	September 30, 2007	September 30, 2006

Revenues
Sales revenues	$12,493,802	$11,445,200
Cost of sales	7,730,604	7,580,389
Gross profit	4,763,198	3,864,811

Operating expenses
General and administrative expenses	681,439	372,655
Selling expenses	301,331	295,656
Total operating expenses	982,770	668,311

Income from operations	3,780,428	3,196,500

Other income (expense)
Interest income	11,855	10,314
Other expense	(42,954)	(143)
Interest expense	(19,761)	(61,858)
Total other expense	(50,860)	(51,687)
Net income before income taxes and minority interest	3,729,568	3,144,813
Provision for income taxes	584,389	1,028,179
Net income before minority interest	3,145,179	2,116,634

Minority interest in earnings	136,847	79,951

Net income	$3,008,332	$2,036,683

Foreign currency translation adjustment	709,104	183,553
Comprehensive income	$3,717,436	$2,220,236
Weighted average shares outstanding	100	100
Basic earnings per common share	$30,083	$20,367
Diluted earnings per common share	$30,083	$20,367

See accompanying notes to consolidated financial statements

F-3

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
	September 30, 2007	September 30, 2006
Cash flows from operating activities:
Net income	$3,008,332	$2,036,683
Minority interest	136,847	79,951
Depreciation	784,690	590,099
Amortization	43,255	43,675
Changes in operating assets and liabilities:
Accounts receivable	1,968,356	(313,642)
Other receivables	(15,854)	(12,789)
Advance to suppliers	(257,043)	(5,122)
Inventories	(2,460,482)	412,684
Accounts payable	44,602	1,064,564
Other payables	6,951	16,346
Accrued payroll and welfare	39,678	49,387
Taxes payable or receivable	(1,956,009)	11,018
Advances from customers	3,076,827	115,311
Net cash provided by operating activities	4,420,150	4,088,165
Cash flows from investing activities:
Purchase of Xian Tianren, net of cash acquired	-	(4,194,092)
Additions to fixed assets	(110,602)	(467,903)
Loan repayment from related parties	-	259,667
Loan advanced to related parties	(3,322,667)	-
Net cash used in investing activities	(3,433,269)	(4,402,328)
Cash flows from financing activities:
Capital contribution from stockholders	-	6,242,431
Repayments of short-term loans	-	(1,126,198)
Proceeds of short-term loans	1,305,074	-
Loan repayment made to related parties payable	(1,923,969)	-
Advances from related parties	-	488,039
Payments of dividends	-	(711,637)
Net cash provided by (used in) financing activities	(618,895)	4,892,635

Effect of rate changes on cash	92,115	70,589
Increase in cash and cash equivalents	460,101	4,649,061
Cash and cash equivalents, beginning of period	2,135,173	593,445
Cash and cash equivalents, end of period	$2,595,274	$5,242,506
Supplemental disclosures of cash flow information:
Cash paid for interest	$23,611	$64,418
Cash paid for income taxes	$1,855,950	$1,091,368

See accompanying notes to consolidated financial statement

F-4

 PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

Pacific Industry Holding Group Co.,Ltd. (“Pacific”) was incorporated on November 26, 2006 in the Republic of Vanuatu with common shareholders of Shaanxi Tianren Organic Food Company, Ltd. (“Shaanxi Tianren”).On September 28, 2007, Pacific acquired 99% of Shaanxi Tianren through a reorganization between entities under common control.  Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 Appendix D and is presented as if it had occurred at the beginning of the first period presented. The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

The consolidated entity is hereafter referred to as “the Company”.

Shaanxi Tianren was incorporated on August 8, 2001 in the People’s Republic of China (“PRC”) located in Xi’an High-Tech Industrial Development Zone. The Company is principally engaged in developing, manufacturing and selling mostly concentrated pear and apple juice, juice-vinegar concentrate, beverage, agricultural products and packing supplies in the People’s Republic of China.

Xian Tianren Modern Organic Company, Ltd. (“Xian Tianren”), former name Xian Jiaoda Qianmei Modern Food Company Ltd., was incorporated on December 22, 2002 in the People’s Republic of China (“PRC”). The Company is principally engaged in developing, manufacturing and selling mostly concentrated kiwi and peach juice and organic agricultural fruit supplies in the People’s Republic of China.

On May 27, 2006, Shaanxi Tianren purchased 91.15% of Xian Tianren with RMB$36,460,000 (US$4,573,221). The acquisition was accounted for using the purchase method, the financial statement was consolidated on the purchase date and forward.

 2. Basis of Presentation

The consolidated financial statements include the accounts of Shaanxi Tianren, Xian Tianren and Pacific. All material inter-company accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in the statutory accounts of Shaanxi Tianren and Xian Tianren, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3. Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

F-5

 PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting periods, there was no impairment loss.

Shipping and Handling Costs

Under generally accepted accounting principles, shipping and handling costs may be reported as a component of either cost of sales or selling, general and administrative expenses. The Company reported all outbound freight expense of  $260,309 for September 30,2007, respectively, in the Consolidated Statement of Income as a component of selling expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Accounts Receivable

Accounts receivable and other receivables are recognized and carried at original invoice amount less an allowance for any uncollectible. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectability of outstanding accounts. Receivable amounts over 6 months are written off 100%.The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories

Inventories consist primarily of raw materials and packaging (which includes ingredients and supplies) and finished goods (which includes finished juicy in our bottling and canning operations.)
Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods.

Inventories consisted of:

September 30,
2007

Raw materials and packaging	$410,977

Finished goods	2,895,249

Inventories	$3,306,226

F-6

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Intangible assets

The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has no indefinite lived intangible assets.

Revenue Recognition

The Company recognizes revenue on the sales of its products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when the Company believes that collectability is reasonably assured. The Company sells primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

Advertising and Promotion Expense

Advertising and promotion costs are expensed as incurred. The Company incurred $3,791 and $1,169 of advertising and promotion costs for the nine months ended September 30, 2007 and September 30, 2006, respectively.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

September 30,
2007
Machinery and equipment	$8,699,588
Furniture and office equipment	156,704
Motor vehicles	161,947
Buildings	3,108,852
Subtotal	12,127,091
Less: accumulated depreciation	(2,368,079)
Net property and equipment	$9,759,012

F-7

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Depreciation expense included in general and administration expenses for the nine months ended September 30, 2007 and September 30, 2006 was $45,478 and $43,506, respectively. Depreciation expense included in cost of sales for the nine months ended September 30, 2007 and September 30, 2006 was $739,212 and $546,593, respectively.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” No impairment of assets was recorded in the periods reported.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of the Company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109 “Accounting for Income Taxes”, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company has recorded no deferred tax assets or liabilities as of September 30, 2007, since nearly all differences in tax bases and financial statement carrying values are permanent differences.

Advances from customers

Advances from customers are the prepayment by customers for future purchase of the goods from the Company. The balance at September 30, 2007 was $3,138,930.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shaanxi Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Shaanxi Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Minority Interest In Subsidiary

Minority interest represents the minority stockholders’ proportionate share of 1% of the equity of Shaanxi Tianren and 8.85% of the equity of Xian Tianren. Minority interest balance at September 30, 2007 was $880,746.

F-8

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

4. Land usage right

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for the land use rights. Prepaid land use rights are being amortized and recorded as lease expense using the straight-line method over the use terms of the lease which is 20 to 50 years. Prepaid land lease on September 30, 2007 was $2,733,497.[Missing Graphic Reference]

5. Related Party Receivables

During the year, the Company has made loans to related entities with common owners and directors. The loans are unsecured and bear no interest. These loans have no fixed payment terms. The loans balance at September 30, 2007 totaled $3,827,763.

Name of Related party	September 30, 2007	Relation

Shaanxi Hede Investment Management Co., Ltd ("Shaanxi Hede")	3,792,482	the former shareholder of Shaanxi Tianren

Xi'an Qinmei Food Co., Ltd ("Xi'an Qinmei")	35,281	the shareholder of Xi’an Tianren.

Total	3,827,763

6. Related Party Payables

The Company has borrowed money from its shareholders and related entities with common owners and directors which amounted to $65,467 as of September 30, 2007. These loans bear no interest and have no fixed payment terms.

Name of Related party	September 30, 2007	Relation

Ms. Cui, Yuan	34,046	Shareholder of Shaan xi Tianren

Mr. Xue, Yongke	31,421	the shareholder and director of Shaanxi Tianren

Total	65,467

7. Taxes Receivable

The Company is currently subject to income taxes and VAT taxes according to applicable tax laws in the PRC. On September 30, 2007 taxes receivable of $348,783 is due to VAT input exceeds the VAT output.

8. Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

F-9

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

9. Concentrations, Risks, and Uncertainties

The Company has the following concentrations of business with one customer constituting greater than 10% of the Company’s gross sales:

	For nine months ended September 30,

Major Customer	2007	2006
Shaanxi Jiedong Trade Company, Ltd.	11%	8%

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There was no bad debt expense during the nine months ended September 30, 2007.

The Company has the following concentrations of business with one vendor constituting greater than 10% of the Company’s purchases:

	For nine months ended September 30,
Major Vendors	2007	2006
Shaanxi Haomai Industrial Trading Co., Ltd.	12%	15%

10. Related party transactions

During the nine months ended September 30, 2007, Shaanxi Tianren leased Huludao Wonder Fruit Co., Ltd., which is one of plants owned by Shaanxi Hede, to the Company for production and sales of apple juice. The company paid the fees of $134,592 of 3 months to Shaanxi Hede for such lease.

11. Recent Accounting Pronouncements

In December 2007, the FASB issued SFAS No. 141R, "Business Combinations" ("SFAS No. 141R"). SFAS No. 141R amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any noncontrolling interest in the acquiree. It also provides disclosure requirements to enable users of the financial statements to evaluate the nature and financial effects of the business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 141R on our consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, "Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51" ("SFAS No. 160”). SFAS No. 160 requires that ownership interests in subsidiaries held by parties other than the parent, and the amount of consolidated net income, be clearly identified, labeled, and presented in the consolidated financial statements. It also requires once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. It is effective for fiscal years beginning on or after December 15, 2008 and requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. All other requirements shall be applied prospectively. We are currently evaluating the impact of adopting SFAS No. 160 on our consolidated financial statements.

F-10

PACIFIC INDUSTRY HOLDING GROUP CO., LTD
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (continued)

11. Recent Accounting Pronouncements (continued)

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.The Company is currently assessing the impact adoption of SFAS No. 159 that will have on its consolidated financial statements.

F-11

Pacific Industry Holding Group Co., Ltd.
Consolidated Financial Statements

December 31, 2006 and 2005

Pacific Industry Holding Group Co., Ltd.
Consolidated Financial Statements
December 31, 2006 and 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors
Pacific Industry Holding Group Co., Ltd.

We have audited the consolidated balance sheets of Pacific Industry Holding Group Co., Ltd. (the Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive income, changes in stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Industry Holding Group Co., Ltd. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
Salt Lake City, Utah
June 19, 2007

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
ASSETS	2006	2005
Current assets
Cash and cash equivalents	$2,135,173	$593,445
Accounts receivable, net of allowance for doubtful accounts $423 and 0 , respectively	5,151,634	277,748
Inventories	765,711	1,233,790
Advances to suppliers	173,943	26,398
Other receivables	22,429	6,709
Total current assets	8,248,890	2,138,090

Related party receivable	419,523	6,196
Property, plant and equipment, net	10,081,975	6,909,028
Land usage right	2,671,660	1,369,815
Total assets	$21,422,048	$10,423,129

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$631,019	$1,986,253
Accrued payroll and welfare	200,647	80,239
Related party payable	1,950,892	329,200
Taxes payable	1,583,884	302,730
Other payables	42,562	29,291
Dividend payable	-	706,302
Advances from customers	-	83,209
Short-term loans	-	1,117,755
Total current liabilities	4,409,004	4,634,979
Minority interest	712,863	10,498
Stockholders' equity
Common stock, 100 shares authorized, issued and outstanding	1,000	1,000
Additional paid in capital	10,901,817	4,619,226
Retained earnings	4,862,229	1,016,959
Accumulated other comprehensive income	535,135	140,467
Total stockholders' equity	16,300,181	5,777,652

Total liabilities and stockholders' equity	$21,422,048	$10,423,129

See accompanying notes to consolidated financial statements

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME

	Year Ended,
	December 31, 2006	December 31, 2005

Revenues
Sales revenues	$17,427,204	$7,027,889
Cost of sales	10,105,327	4,471,432
Gross profit	7,321,877	2,556,457

Operating expenses
General and administrative expenses	405,253	488,948
Selling expenses	664,717	448,346
Total operating expenses	1,069,970	937,294

Income from operations	6,251,907	1,619,163

Other income (expense)
Interest income	14,365	22,299
Other income (expense)	(79,616)	50,119
Interest expense	(62,147)	(2,504)
Total other income (expense)	(127,398)	69,914
Net income before income taxes and minority interest	6,124,509	1,689,077
Provision for income taxes	2,035,675	650,265
Net income before minority interest	4,088,834	1,038,812

Minority interest in earnings	243,564	3,428

Net income	$3,845,270	$1,035,384

Foreign currency translation adjustment	394,668	140,467
Comprehensive income	$4,239,938	$1,175,851
Weighted average shares outstanding	100	100
Basic earnings per common share	$38,453	$10,354
Diluted earnings per common share	$38,453	$10,354

See accompanying notes to consolidated financial statements

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

				Accumulated
		Additional		Other
	Common	Paid In	Retained	Comprehensive
	Stock	Capital	Earnings	Income	Total

Balance January 1, 2005	$1,000	$4,619,226	$677,546	$-	$5,297,772
Net income	-	-	1,035,384		1,035,384
Foreign currcncy translation adjustment				140,467	140,467
Dividend paid	-	-	(695,971)	-	(695,971)
Balance January 1, 2006	$1,000	$4,619,226	$1,016,959	$140,467	$5,777,652
Net income	-	6,282,591	3,845,270		10,127,861
Foreign currcncy translation adjustment				394,668	394,668
Balance December 31, 2006	$1,000	$10,901,817	$4,862,229	$535,135	$16,300,181

See accompanying notes to consolidated financial statements

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended
	December 31, 2006	December 31, 2005
Cash flows from operating activities:
Net income	$3,845,270	$1,035,384
Adjustments to reconcile net income to net cash provided
by operations, net of effects from purchase of Xian Tianren
Minority interest	243,564	3,428
Depreciation	1,476,675	95
Amortization	63,799	-
Provision for allowance for bad debt	423	-
Changes in operating assets and liabilities:
Accounts receivable	(3,617,789)	719,880
Other receivables	(11,693)	(6,544)
Advances to suppliers	18,970	298,536
Inventories	600,876	332,842
Accounts payable	(1,736,923)	1,948,768
Other payables	11,788	19,293
Accrued payroll and welfare	63,320	24,471
Taxes payable	1,243,543	174,101
Advances from customers	(84,229)	77,236
Net cash provided by operating activities	2,117,594	4,627,490
Cash flows from investing activities:
Purchase of Xian Tianren, net of cash acquired	(4,213,662)	-
Additions to fixed assets	(723,255)	(6,808,060)
Prepaid land usage right	-	(983,478)
Loan advanced to related parties	(143,753)	-
Net cash used in investing activities	(5,080,670)	(7,791,538)
Cash flows from financing activities:
Capital contribution from stockholders	6,271,558	-
Repayments of short-term loans	(1,131,452)	-
Proceeds of short-term loans	-	1,101,405
Advances from related parties	28,524	324,385
Payments of dividends	(714,958)	-
Net cash provided by financing activities	4,453,672	1,425,790
Effect of rate changes on cash	51,132	32,961
Increase (Decrease) in cash and cash equivalents	1,541,728	(1,705,297)
Cash and cash equivalents, beginning of year	593,445	2,298,742
Cash and cash equivalents, end of year	$2,135,173	$593,445
Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income taxes	$791,020	$476,146

See accompanying notes to consolidated financial statement

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

Pacific Industry Holding Group Co.,Ltd. (“Pacific”) was incorporated on November 26, 2006 in the Republic of Vanuatu with common shareholders of Shaanxi Tianren Organic Food Company, Ltd. (“Shaanxi Tianren”). On September 28, 2007, Pacific acquired 99% of Shaanxi Tianren through a reorganization between entities under common control.  Accordingly, the transaction was accounted for similar to a pooling of interests in accordance with SFAS 141 Appendix D and is presented as if it had occurred at the beginning of the first period presented.The assets and liabilities of the acquired entity have been brought forward at their book value and no goodwill has been recognized.

The consolidated entity is hereafter referred to as “the Company”.

Shaanxi Tianren was incorporated on August 8, 2001 in the People’s Republic of China (“PRC”) located in Xi’an High-Tech Industrial Development Zone. The Company is principally engaged in developing, manufacturing and selling mostly concentrated pear and apple juice, juice-vinegar concentrate, beverage, agricultural products and packing supplies in the People’s Republic of China.

Xian Tianren Modern Organic Company, Ltd. (“Xian Tianren”), former name Xian Jiaoda Qianmei Modern Food Company Ltd., was incorporated on December 22, 2002 in the People’s Republic of China (“PRC”). The Company is principally engaged in developing, manufacturing and selling mostly concentrated kiwi and peach juice and organic agricultural fruit supplies in the People’s Republic of China.

On May 27, 2006, Shaanxi Tianren purchased 91.15% of Xian Tianren with RMB$36,460,000 (US$4,573,221). The acquisition was accounted for using the purchase method, the financial statement was consolidated on the purchase date and forward.

2. Basis of Presentation

The consolidated financial statements include the accounts of Shaanxi Tianren, Xian Tianren and Pacific. All material inter-company accounts and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). This basis differs from that used in the statutory accounts of Shaanxi Tianren and Xian Tianren, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary adjustments have been made to present the financial statements in accordance with US GAAP.

3. Summary of Significant Accounting Policies

Economic and Political Risks

The Company faces a number of risks and challenges as a result of having primary operations and marketing in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

Control by Principal Stockholders

The directors, executive officers and their affiliates or related parties own, beneficially and in the aggregate, the majority of the voting power of the outstanding shares of the common stock of the Company. Accordingly, the directors, executive officers and their affiliates, if they voted their shares uniformly, would have the ability to control the approval of most corporate actions, including increasing the authorized capital stock of the Company and the dissolution, merger or sale of the Company’s assets.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. Deposits held in financial institutions in the PRC are not insured by any government entity or agency.

Accounting for the impairment of long-lived assets

The long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. It is reasonably possible that these assets could become impaired as a result of technology or other industry changes. Determination of recoverability of assets to be held and used is by comparing the carrying amount of an asset to future net undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During the reporting years, there was no impairment loss.

Shipping and handling Costs

Under generally accepted accounting principles, shipping and handling costs may be reported as a component of either cost of sales or selling, general and administrative expenses. The Company reported all outbound freight expense of  $491,519 and $378,380 for 2006 and 2005, respectively, in the Consolidated Statement of Income as a component of selling expenses.

Accumulated Other Comprehensive Income

Accumulated other comprehensive income represents foreign currency translation adjustments.

Trade Accounts Receivable

Trade accounts receivable and other receivables are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. Allowance is made when collection of the full amount is no longer probable. Management reviews and adjusts this allowance periodically based on historical experience, current economic climate as well as its evaluation of the collectibility of outstanding accounts. The Company evaluates the credit risks of its customers utilizing historical data and estimates of future performance.

Inventories

Inventories consist primarily of raw materials and packaging (which includes ingredients and supplies) and finished goods (which includes finished juicy in our bottling and canning operations.)
Inventories are valued at the lower of cost or market. We determine cost on the basis of the average cost or first-in, first-out methods

Inventories consisted of:

	December 31,	December 31,
	2006	2005
Raw materials and packaging	$438,414	$428,055
Finished goods	327,297	805,735
Inventories	$765,711	$1,233,790

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Intangible assets

The Company adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), effective January 1, 2002. Under SFAS 142, goodwill and indefinite lived intangible assets are not amortized, but are reviewed annually for impairment, or more frequently, if indications of possible impairment exist. The Company has no indefinite lived intangible assets.

Revenue Recognition

The Company recognizes revenue on the sales of its products as earned when the customer takes delivery of the product according to previously agreed upon pricing and delivery arrangements, and when the Company believes that collectibility is reasonably assured. The Company sells primarily perishable and frozen food products. As such, any right of return is only for a few days and has been determined to be insignificant by management. Accordingly, no provision has been made for returnable goods.

Advertising and Promotion Expense

Advertising and promotion costs are expensed as incurred. The Company incurred $5,431 and $18,919 of advertising and promotion costs for the years ended December 31, 2006 and 2005, respectively.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Property, Plant and Equipment

Property, plant and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the useful lives of the assets. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Buildings	20-30 years
Machinery and equipment	10 years
Furniture and office equipment	5 years
Motor vehicles	5 years

	December 31,	December 31,
	2006	2005
Machinery and equipment	$8,386,700	$4,812,792
Furniture and office equipment	57,006	14,807
Motor vehicles	155,769	44,000
Buildings	2,990,250	2,037,525
Subtotal	11,589,725	6,909,124
Less: accumulated depreciation	(1,507,750)	(96)
Net property and equipment	$10,081,975	$6,909,028

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

3. Summary of Significant Accounting Policies (continued)

Property, Plant and Equipment (continued)

Depreciation expense included in general and administration expenses for the years ended December 31, 2006 and 2005 was $162,123 and $96, respectively. Depreciation expense included in cost of sales for the years ended December 31, 2006 and 2005 was $1,314,552 and $0, respectively.

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired according to the guidelines established in Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” No impairment of assets was recorded in the periods reported.

Foreign Currency and Comprehensive Income

The accompanying financial statements are presented in US dollars. The functional currency is the Renminbi (“RMB”) of the PRC. The financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

On July 21, 2005, the PRC changed its foreign currency exchange policy from a fixed RMB/USD exchange rate into a flexible rate under the control of the PRC’s government. We use the Closing Rate Method in currency translation of the financial statements of the company.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

Taxes

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the effect of temporary differences between assets and liabilities that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. In accordance with Statement of Financial Accounting Standards (“SFAS”) No.109, "Accounting for Income Taxes," these deferred taxes are measured by applying currently enacted tax laws.

The Company has implemented SFAS No.109 “Accounting for Income Taxes”, which provides for a liability approach to accounting for income taxes. Deferred income taxes result from the effect of transactions that are recognized in different periods for financial and tax reporting purposes. The Company has recorded no deferred tax assets or liabilities as of December 31, 2006 and 2005, since nearly all differences in tax bases and financial statement carrying values are permanent differences.

Restrictions on Transfer of Assets Out of the PRC

Dividend payments by Shaanxi Tianren and its subsidiaries are limited by certain statutory regulations in the PRC. No dividends may be paid by Shaanxi Tianren without first receiving prior approval from the Foreign Currency Exchange Management Bureau. Dividend payments are restricted to 85% of profits, after tax.

Minority Interest In Subsidiary

Minority interest represents the minority stockholders’ proportionate share of 1% of the equity of Shaanxi Tianren and 8.85% of the equity of Xian Tianren. Minority interest balance at December 31, 2006 was $712,863.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

4. Land usage right

According to the laws of the PRC, the government owns all of the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the PRC government. Accordingly, the Company paid in advance for the land use rights. Prepaid land use rights are being amortized and recorded as lease expense using the straight-line method over the use terms of the lease which is 20 to 50 years. Prepaid land lease at December 31, 2006 and 2005 was $2,671,660 and $1,369,815, respectively.

5. Related Party Receivables

During the year, the Company has made loans to related entities with common owners and directors. The loans are unsecured and bear no interest. These loans have no fixed payment terms. The loans balance at December 31, 2006 and 2005 totaled $419,523 and $6,196, respectively.

Name of Related party	December 31, 2005	Relation

Ms Li,Yao	$6,196	Shareholder of Shaanxi Tianren

Name of Related party	December 31, 2006	Relation

Ms Li,Yao	$6,403	Shareholder of Shaanxi Tianren

Shaanxi Hede Investment Management Co., Ltd ("Shaanxi Hede")	$174,149	Shareholder of Shaanxi Tianren

Xian Qinmei Food Co., Ltd ("Xian Qinmei")	$238,971	Shareholder of Xian Tianren

Total	$419,523

6. Related Party Payables

The company has borrowed money from its shareholders and related entities with common owners and directors which amounted to $1,950,892 and $329,200 as of December 31, 2006 and 2005, respectively. These loans bear no interest and have no fixed payment terms.

Name of Related party	December 31, 2005	Relation

Shaanxi Hede Investment Management Co., Ltd ("Shaanxi Hede")	$329,200	Shareholder of Shaanxi Tianren

Name of Related party	December 31, 2006	Relation

Mr. Xue, Hongke	$1,233	President of Shaanxi Tianren

Ms. Cui, Yuan	$135,197	Shareholder of Shaanxi Tianren

Mr. Xue, Yongke	$30,223	Shareholder of Shaanxi Tianren

Xian Hede Investment Consultation Company Limited	$1,464,108	The Managing Director of Xi'an Hede is one of the family members of Chairman of Shaanxi Tianren

Mr.Liu,Andu	$25,589	Shareholder of Xian Tianren

Shaanxi Xirui Group Co.,Ltd	$230,512	Shareholder of Xian Tianren

Mr.Wang,Xiujun	$64,031	Shareholder of Xian Tianren

Total	$1,950,892

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

7. Short Term Loan

During 2005, the company borrowed a short term loan from a bank in the amount of RMB9,000,000 (US$1,098,901) with interest rate at 7.65% per annum due on November 2006. During September 2006, the loan balance was paid off. At December 31, 2005 the loan balance including interest was $1,117,755.

8. Taxes Payable

The Company is currently subject to income taxes according to applicable tax laws in the PRC. At December 31, 2006 and 2005 unpaid taxes payable amounted to $1,583,884 and $302,730, respectively.

9. Business Acquisition

The acquisition of the equity interest in Tianren was effective on May 26, 2006 after the agreement was signed and consideration paid. The purchase price of RMB36,460,000 (US$4,573,221) was determined by the parties based upon the market value of the assets and business potential of Xian Tianren.

The fair value of the Xian Tianren assets and liablities at the date of acquisition are presented below:

Cash	$359,559
Accounts receivable	1,147,265
Inventories	101,945
Advanced to suppliers	162,618
Other receivables	3,484
Related party receivable	260,879
Property, plant and equipment	3,634,559
Prepaid land lease	1,293,966
Accounts payable	(344,382)
Accrued payroll and welfare	(51,983)
Related party payable	(1,549,051)
Other payable	(1,612)
Net assets acquired	5,017,247
Less minority interest	(444,026)
Purchase price	$4,573,221
Less cash acquired	(359,559)
Net cash paid	4,213,662

The following pro forma information is presented on a consolidated basis as if the acquisition took place at the beginning of the period presented.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

	Year ended December 31,
	2006	2005
Revenues	19,793,060	12,070,457
Income before extraordinary items and the cumulative effect of accounting changes	4,310,695	1,750,183
Net income	4,310,695	1,750,183
Earnings per share	N/A	N/A

10. Contingencies

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

Deposits in banks in the PRC are not insured by any government entity or agency, and are consequently exposed to risk of loss. Management believes the probability of a bank failure, causing loss to the Company, is remote.

11. Concentrations, Risks, and Uncertainties

The Company has the following concentrations of business with one customer constituting greater than 10% of the Company’s gross sales:

	For year ended December 31,
Major Customer	2006	2005
China National Electronic Import and Export Shaanxi Company, Ltd.	14%	N/A
Shaanxi Jiedong Trade Company, Ltd	16%	N/A
Yunnan Machinery Import and Export Company, Ltd.	12%	N/A
Hebei Rifong Food Company	N/A	10%

The Company has not experienced any significant difficulty in collecting its accounts receivable in the past and is not aware of any financial difficulties being experienced by its major customers. There was bad debt expense of $423 and $0 during the years ended December 31, 2006 and 2005, respectively.

The Company has the following concentrations of business with three vendors constituting greater than 10% of the Company’s purchases:

	For year ended December 31,
Major Vendors	2006	2005
Shaanxi Longchang Steel Drum Production Co., Ltd	13%	N/A
Xian Steel Drum Production Factory of Shaanxi Haomai Industry and Trade Co., Ltd	13%	10%

12. Related party transactions

During the year ended 2006, the Company had sales to a related entity with common owner and director in the amount of $139,918.

PACIFIC INDUSTRY HOLDING GROUP CO., LTD.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

13. Recent Accounting Pronouncements

In February 2007, the FASB issued Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment to FASB Statement No. 115”. This statement permits companies to choose to measure many financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement of accounting for financial instruments. This statement applies to all entities, including not for profit. The fair value option established by this statement permits all entities to measure eligible items at fair value at specified election dates. This statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007.The Company is currently assessing the impact adoption of SFAS No. 159 that will have on its consolidated financial statements.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Basis of Presentation

The unaudited pro forma consolidated financial statements of ENTECH ENVIRONMENTAL TECHNOLOGIES, INC. (the “Shell”) in the opinion of management include all material adjustments directly attributable to the share exchange contemplated by a share exchange agreement, dated February 22, 2008, among Pacific Industry Holding Group Co., Ltd. (the “Pacific”), the Shell and all of the shareholders of the Pacific (the “Share Exchange Agreement”). Pursuant to the Share Exchange Agreement, on February 26, 2008, the Shell issued to the shareholders of the Pacific 1,000,000 preferred series A shares in exchange for all of the issued and outstanding capital stock of the Pacific. The Pacific thereby became a wholly owned subsidiary of the Shell. The pro forma consolidated statement of operations includes the accounts of the Shell and the Pacific.

The statement of operations was prepared as if the above mentioned acquisition of the Pacific by the Shell were consummated on October 1, 2005 and the balance sheet was prepared as if they were consummated on September 30, 2007. These pro forma consolidated financial statements have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the transaction occurred on the dates indicated and are not necessarily indicative of the results that may be expected in the future.

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
UNAUDITED   PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2007
			Pro Forma
	Shell	Pacific	Adjustment	Pro Forma total
ASSETS
Current assets
Cash and cash equivalents	$271	$2,595,274	$3,221,500	$5,817,045
Accounts receivable, net of allowance of doubtful accounts $439	-	3,347,878	-	3,347,878
Inventories	-	3,306,226	-	3,306,226
Advances to suppliers	-	443,073	-	443,073
Other receivables	-	39,493	-	39,493
Current portion of related party receivable	120,000	-	-	120,000
Taxes receivable	-	348,783	-	348,783
Total current assets	120,271	10,080,727	-	13,422,498

Related party receivable, net of current portion	-	3,827,763	-	3,827,763
Property, plant and equipment, net	245	9,759,012	-	9,759,257
Construction in progress	-	35,149	-	35,149
Land usage right	-	2,733,497	-	2,733,497
Total assets	$120,516	$26,436,148	-	$29,778,164

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
UNAUDITED   PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF SEPTEMBER 30, 2007 (continued)
			Pro Forma
	Shell	Pacific	Adjustment	Pro Forma Total
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$198,284	$701,549	$-	$899,833
Accrued interest and other	547,884	-	-	547,884
Accrued payroll and welfare	-	249,083	-	249,083
Related party payable	-	65,467	-	65,467
Other payables	-	51,340	-	51,340
Advances from customers	-	3,138,930	-	3,138,930
Purchase price payable	29,209	-	-	29,209
Due to affiliated entities	272,371	-	-	272,371
Current portion of notes payable	2,743,039	-	-	2,743,039
Short-term loans	-	1,331,416	-	1,331,416
Total current liabilities	3,790,787	5,537,785	-	9,328,572
Notes payable, net of current portion	453,335	-	-	453,335
Minority interest	-	880,746	-	880,746

Shareholders' equity

Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-	5,833	5,833
Common stock, $0.001 par value; 100,000,000 shares authorized; 34,530,840 shares issued and outstanding	34,531	1,000	(1,000)	34,531
Additional paid in capital	17,699,585	10,901,817	(18,641,652)	9,959,750
Common stock subscribed, 3,500 shares	597	-	-	597
Accumulated (deficits)/retained earnings	(21,858,319)	7,870,561	21,858,319	7,870,561
Accumulated other comprehensive income	-	1,244,239	-	1,244,239
Total shareholders' equity	(4,123,606)	20,017,617	-	19,115,511
Total liabilities and shareholders' equity	$120,516	$26,436,148	-	$29,778,164

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	For the nine months ended Jun 30, 2007	For the nine months ended Sept 30, 2007	Pro Forma
	Shell	Pacific	Adjustment	Pro Forma Total

Revenues, net	$-	$12,493,802	$-	$12,493,802
Cost of sales	-	7,730,604	-	7,730,604
Gross profit	-	4,763,198	-	4,763,198
Operating expenses
General and administrative expenses	191,098	681,439	-	872,537
Selling expenses	2,830	301,331	-	304,161
Total operating expenses	193,928	982,770	-	1,176,698
Income (Loss) from operations	(193,928)	3,780,428	-	3,586,500
Other income (expense)
Interest income	-	11,855	-	11,855
Settlement expense	(30,000)	-	-	(30,000)
Amortization of note discount	(950,380)	-	-	(950,380)
Liquidated damages	(367,179)	-	-	(367,179)
Other expense	-	(42,954)	-	(42,954)
Interest expense	(133,627)	(19,761)	-	(153,388)
Net income (loss) before income taxes and minority interest	(1,675,114)	3,729,568	-	2,054,454
Provision for income taxes	1,600	584,389	-	585,989
Net income (loss) before minority interest	(1,676,714)	3,145,179	-	1,468,465
Loss from discontinued operations, net of taxes	(136,087)	-		(136,087)
Minority interest in earnings	-	136,847	-	136,847
Net income (loss)	(1,812,801)	3,008,332	-	1,195,531
Foreign currency translation adjustment	-	709,104	-	709,104
Comprehensive income (loss)	$(1,812,801)	$3,717,436	-	$1,904,636
Weighted average number of shares outstanding:
- Basic				34,530,840
- Diluted				40,364,173
Earning per share: (note 1)
- Basic				$0.00
- Diluted				$0.00

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	For the year ended Sept 30, 2007	For the year ended Dec 31, 2007	Pro Forma
	Shell	Pacific	Adjustment	Pro Forma Total

Revenues, net	$-	$17,427,204	$-	$17,427,204
Cost of sales	-	10,105,327	-	10,105,327
Gross profit	-	7,321,877	-	7,321,877
Operating expenses			-	-
General and administrative expenses	200,471	405,253	-	605,724
Selling expenses	-	664,717	-	664,717
Total operating expenses	200,471	1,069,970	-	1,270,441
Income (Loss) from operations	(200,471)	6,251,907	-	6,051,436
Other income (expense)
Interest income	-	14,365	-	14,365
Amortization of note discount	(689,127)	-	-	(689,127)
Liquidated damages	(500,606)	-	-	(500,606)
Other expense	-	(79,616)	-	(79,616)
Interest expense	(117,066)	(62,147)	-	(179,213)
Net income (loss) before income taxes and minority interest	(1,507,270)	6,124,509	-	4,617,239
Provision for income taxes	-	2,035,675	-	2,035,675
Net income (loss) before minority interest	(1,507,270)	4,088,834	-	2,581,564
Income from discontinued operations, net of taxes	38,531	-	-	38,531
Minority interest in earnings	-	243,564	-	243,564
Net income (loss)	(1,468,739)	3,845,270	-	2,376,531
Foreign currency translation adjustment	-	394,668	-	394,668
Comprehensive income (loss)	$(1,468,739)	$4,239,938	-	$2,771,199
Weighted average number of shares outstanding:
- Basic				34,530,840
- Diluted				40,364,173
Earning per share (note 1)
- Basic				$0.00
- Diluted				$0.00

ENTECH ENVIRONMENTAL TECHNOLOGIES, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following adjustments to the unaudited pro financial statements are based on the assumption that the share exchange consummated on February 26, 2008 occurred on October 1, 2005 and 2006, respectively for purposes of the statement of operations and September 30, 2007 for purposes of the balance sheet.

.
		DR	CR
		$	$
	DESCRIPITION

1	Preferred stock		1,000

	Common stock	1,000
	To record 1,000,000 shares issued pursuant to share exchange agreement between the Shell and the Pacific (1,000,000 x $0.001)

2	Additional paid in capital	21,858,319

	Retained earnings		21,858,319
	To record the elimination of share capital of the Pacific and accumulated deficit of the Shell

3	Cash (net of offering cost)	3,221,500

	Preferred stocks		4,833

	Additional paid in capital		3,216,667
	Issuance of 4,833,333 shares of Series B Convertible Preferred Stock, par value $0.001 per share, of which 2,000,000 shares are make good shares deposited in the escrow account.

Note 1: two class method was used to recomputed the EPS.